Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

Cyalume Technologies Holdings, Inc.,

a Delaware corporation;

CPS Performance Materials Merger Sub Corp.,

a Delaware corporation; and

CPS Performance Materials Corp.,

a Delaware corporation

___________________________

Dated as of August 8, 2017

___________________________

ii

iii

iv

v

EXHIBITS
Exhibit 1.01	Knowledge Persons
Exhibit A	Sample Net Working Capital Calculation

DISCLOSURE SCHEDULES
Schedule 3.02	Execution and Delivery; Valid and Binding Agreement
Schedule 3.03(c)	Capitalization
Schedule 3.03(e)	Capitalization
Schedule 3.04	Subsidiaries and Joint Ventures
Schedule 3.05	Non-Contravention; Consents
Schedule 3.08	Conduct in the Ordinary Course
Schedule 3.09	Litigation
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Material Contracts
Schedule 3.12(c)	Material Contracts
Schedule 3.13	Governmental Authorizations
Schedule 3.14(a)	Intellectual Property
Schedule 3.14(c)	Intellectual Property
Schedule 3.15(a)	Real Property
Schedule 3.15(b)	Real Property
Schedule 3.17(a)	Employee Benefit Matters
Schedule 3.17(b)	Employee Benefit Matters
Schedule 3.18	Certain Labor Matters
Schedule 3.19(a)	Employees and Contractors
Schedule 3.19(b)	Employees and Contractors
Schedule 3.21	Taxes
Schedule 3.22	Insurance
Schedule 3.23	Bank Accounts
Schedule 7.02(d)	Consents and Approvals

vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into on August 8, 2017, by and among CPS Performance Materials Corp., a Delaware corporation (“Parent”), CPS Performance Materials Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Cyalume Technologies Holdings, Inc., a Delaware corporation (the “Company, and collectively with Parent and Merger Sub, the “Parties”).

Recitals

WHEREAS, the Parties intend to effect a merger of Merger Sub with and into the Company in accordance with the terms and subject to the conditions set forth in this Agreement and the laws of the State of Delaware (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the consummation of the Merger, and (c) recommended the adoption and approval of this Agreement by the stockholders of the Company in accordance with the Company’s Organizational Documents and the DGCL;

WHEREAS, each of the board of directors and the sole stockholder of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, and (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material condition to the willingness of the Company to enter into this Agreement, the Equity Investors (as hereinafter defined), have delivered to the Company a limited guaranty (the “Limited Guaranty”) in favor of the Company, pursuant to which the Equity Investors have agreed, on the terms and subject to the conditions contained in the Limited Guaranty, to guarantee certain of the obligations of Parent hereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a fully executed written equity commitment letter (the “Equity Commitment Letter”), pursuant to which certain investors signatory thereto (the “Equity Investors”) have agreed, on the terms and subject to the conditions contained in the Equity Commitment Letter, to provide Parent with equity financing in the amount set forth in the Equity Commitment; and

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WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, summons, notice, fine, penalty, litigation, directive, citation, arbitration, proceeding, investigation, audit, dispute, demand, hearing, charge, complaint, petition, or other dispute resolution, judicial, or administrative proceeding, discovery or information request, whether civil or criminal, at law or in equity by or before any Governmental Authority.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that is in a form reasonably acceptable to the Company and Parent, it being understood that such an agreement in substantially the form of the Confidentiality Agreement shall be considered a form acceptable to the Company and Parent.

“Adjustments” means (i) the Closing Working Capital Adjustment, (ii) the Aggregate Exercise Amount (which shall be a positive adjustment to the Purchase Price solely to the extent that the Company actually receives cash in connection with the exercise of any Exercisable In-The-Money Options prior to the Effective Time), (iii) the Required Closing Payments (which shall be a negative adjustment to the Purchase Price), and (iv) any amounts paid by the Surviving Corporation or any of its Affiliates under or in accordance with obtaining the “tail” policy in accordance with Section 6.08 (which shall be a negative adjustment to the Purchase Price).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Exercise Amount” means the aggregate amount actually received by the Company prior to the Effective Time in connection with the exercise of any Exercisable In-The-Money Options.

“Aggregate Closing Payment Amount” means the Purchase Price, as adjusted by the Adjustments.

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“Applicable Law” means with respect to any Person, a Law applicable to such Person or any of its Subsidiaries, or any of their respective assets or properties or their respective business and operations.

“Business” means the business conducted by the Company and its Subsidiaries as of the date of this Agreement, as described in the SEC Documents.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claims” means any and all administrative, regulatory or judicial actions, actions, notice, summons, directive, order, suits, petitions, proceedings, complaints, disputes, arbitrations investigations, appeals, demands, demand letters, claims, liens or notices of noncompliance or violation.

“Closing Working Capital” means (i) the current assets of the Company and its Subsidiaries less (ii) the current liabilities of the Company and its Subsidiaries, determined as of 11:59 p.m. (New York time) on the day prior to the Closing, in each instance, determined in accordance with GAAP applied consistently with the methodologies, practices, line items and principles set forth on Exhibit A.

“COBRA” means the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Common Per Share Merger Consideration” means the price to be paid for each issued and outstanding share of Common Stock at the Effective Time pursuant to Section 2.08(c) and determined in accordance with the following formula (and without any duplication):

X = (A)/(B+C)

A= the Aggregate Closing Payment Amount, less the aggregate of the Series A Proceeds Amount, the Series B Proceeds Amount, the Series C Proceeds Amount and the Series D Proceeds Amount;

B= the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including the Appraisal Shares); and

C= the aggregate number of shares of Common Stock issuable upon the exercise of any Exercisable In-The-Money Options, calculated as if such Exercisable In-The-Money Options were exercised on a cashless basis.

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“Company Intellectual Property” means Intellectual Property owned by or exclusively licensed to the Company.

“Company IP Agreements” means (i) licenses of Intellectual Property by the Company to any third party, (ii) licenses of Intellectual Property by any third party to the Company, (iii) agreements between the Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, (iv) agreements restricting or limiting the Company’s right to use or otherwise exploit any Intellectual Property, and (v) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Stock Plans” means any stock option plan or other stock or equity related plan of the Company (including any option grant issued outside of an equity plan).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan deed, mortgage, license, purchase order, arrangement, undertaking or legally binding commitment or undertaking of any nature or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Effective Time” means the time at which the Merger becomes effective.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, mortgage, charge, restriction, option, lease or sublease, claim, right of any third party, easement, encroachment or other charges or rights of others of any kind or nature.

“Environment” means water, surface waters, groundwater, drinking water, wetlands, land, soil, sediment, subsurface strata, indoor and ambient air, and natural resources.

“Environmental Claim” shall mean any Action involving noncompliance or alleging noncompliance with or potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) arising out of or under Environmental Laws, including (i) the presence, Release or threatened Release of any Hazardous Substance at any location; (ii) exposure to any Hazardous Substance; or (iii) circumstances forming the basis of any violation of any Environmental Laws or Environmental Permits.

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“Environmental Law” means any Law relating to (a) pollution,(b) the protection of the Environment, (c) the use, sale, storage, transportation, handling, manufacture, treatment, generation, processing, presence, Release, disposal, or other management of Hazardous Substances, or (d) human health or safety as it relates to Hazardous Substances.

“Fraud” means, with respect to any Person, the actual, knowing and intentional fraud of such Person.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, foreign, local, quasi-governmental entities or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or any other authority established to perform governmental functions, including any political or other subdivision thereof, department, commission, board, self-regulating authority, regulatory body, bank, bureau, branch, authority, official, agency or instrumentality of the United States of America or any other nation or any political subdivision of any such Governmental Authority, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any official of any of the foregoing.

“Governmental Authorization” means (a) any Permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, grated, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Government Bid” means any bid, quotation, proposal or grant application by the Company which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract (including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Company or any of its Subsidiaries with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto by which the Company or any of its Subsidiaries has agreed to provide goods or services (including one or more licenses) to such Governmental Authority, prime contractor, or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Authority, prime contractor or upper-tier subcontractor.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with or consent of or by, or settlement agreement with any Governmental Authority.

“Hazardous Substance” shall mean any substance, waste, or material (regardless of physical form or concentration) that (a) is or becomes defined, identified, designated, restricted, listed, classified or otherwise regulated under any Environmental Law or for which liability or standards of conduct can be imposed under any Environmental Law, or (b) is hazardous, toxic, infectious, explosive, ignitable, corrosive, reactive, carcinogenic, radioactive, or otherwise harmful to human health, the environment, or natural resources. Without limiting the foregoing, Hazardous Substances include substances designated as such in 40 CFR § 302.4, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, petroleum or petroleum products or wastes, and radioactive materials.

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“Healthcare Laws” means all applicable laws that govern the research, development, testing, manufacture, handling, packaging, labeling, storage, promotion, marketing, sales, distribution, import, export, or any other use of drugs, drug products, and active pharmaceutical ingredients (API), including Controlled Substances, applicable to any Company Product(s) including, but not limited to, the Federal Food, Drug, and Cosmetic Act, as amended; the Controlled Substances Act (CSA), as amended, the Public Health Service Act; the federal False Claims Act; the federal Anti-Kickback Statute; the Anti-Inducement Law; the Stark Law; the Health Insurance Portability and Accountability Act of 1996 (HIPAA); the Medicare Program (Title XVIII of the Social Security Act); the Medicaid Program (Title XIX of the Social Security Act); the Health Information Technology for Economic and Clinical Health Act (HITECH); the Clinical Laboratories Improvement Act (CLIA); all regulations, guidances and policies promulgated or enforced thereunder by any applicable Regulatory Authority including without limitation the U.S. Food and Drug Administration (FDA), the U.S. Drug Enforcement Agency (DEA), analogous foreign, state, or local Regulatory Authority, and all other analogous laws to the foregoing within any other U.S. or foreign jurisdiction, and applicable rules, guidances, and regulations issued thereunder.

“Indebtedness” means, with respect to any Person, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, or issued in substitution for or exchange of indebtedness for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, and including all indebtedness issued in substitution for the deferred purchase price of property or services with respect to which such Person or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and any “earn-out” and similar obligations, but excluding any trade payables, accrued compensation or similar obligations incurred in the ordinary course of business), including the current portion of such indebtedness, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all overdrafts outstanding as of the Closing Date, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (x) any accrued interest on any of the foregoing, and (xi) any prepayment or other similar fees, premiums, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

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“Intellectual Property” means all trademarks trademark rights, service marks, service mark rights, trade names, logos, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, Software (including all source code and object code), firmware, development tools, flow charts, annotations, all URL’s, Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” or similar terms used in this Agreement mean the knowledge of the Persons listed in Exhibit 1.01 as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this agreement, as of the date of delivery of such certificate). For the avoidance of doubt, a Person shall be deemed to have “Knowledge” of a particular fact or matter if (i) such Person is actually aware of such fact or matter or (ii) would have obtained knowledge of such fact or matter after making such due inquiry (including a review of their files and after consulting with their direct reports and other pertinent Persons) that a prudent business person would have made in good faith in order to gain a commercially reasonable understanding and determination of the accuracy of such fact or matter

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law) or any governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leased Real Property” means the real property set forth on Schedule 3.15(b).

“Liabilities” means any and all debts, liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether accrued or fixed, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law, Action or Governmental Order and those arising under any Contract and any liability or obligation for Taxes.

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“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Lower Target” means $10,650,000.

“Material Adverse Effect” means any circumstance, change, condition, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the Merger or the other transactions contemplated hereunder, other than (A) events, circumstances, changes, conditions, occurrences or effects generally affecting the industries in which the Company and its Subsidiaries operate (including legal and regulatory changes to such industries) (the “Industry”), provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry, (B) economic or political events, circumstances, changes, conditions, occurrences or effects generally affecting the securities markets generally, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (C) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (D) changes in Applicable Law or regulations in any jurisdiction in which the Company and its Subsidiaries do business or any change in accounting principles required by GAAP or applicable regulations, (E) any circumstance, change or effect that results directly from any action taken pursuant to or in accordance with this Agreement or at the request or with the consent of Parent, (F) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (G) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any of the Company’s securities or any change in prevailing interest rates, provided that such events, circumstances, changes, conditions, occurrences or effects do not affect the Company and its Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company or its Subsidiaries), or (H) any failure by the Company to meet any estimates of revenue, earnings or performance for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company or its Subsidiaries).

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“Merger Consideration” means (i) with respect to the Common Stock, the aggregate Common Per Share Merger Consideration, (ii) with respect to the Series A Preferred Stock, the aggregate Series A Per Share Merger Consideration, (iii) with respect to the Series B Preferred Stock, the aggregate Series B Per Share Merger Consideration, (iv) with respect to the Series C Preferred Stock, the aggregate Series C Per Share Merger Consideration, (v) with respect to the Series D Preferred Stock, the aggregate Series D Per Share Merger Consideration, and (vi) with respect to Exercisable In-The-Money Options, the aggregate Option Consideration.

“New Jersey Property” means that certain property leased by a Subsidiary of the Company as of the date hereof, relating to various industrial spaces comprising of approximately 63,986 square feet of industrial use building space, along with an associated yard space, loading docks and common area space of approximately 49,516 located on the first and second floor of Brook Industrial Park, 100 West Main St., Bound Brook, NY.

“Open-Source Software” means (i) any “copyleft” Software or any Software that is distributed as free software, open source software (e.g., Linux), public software, or via similar licensing or distribution models (including GNU’s General Public License or Lesser/Library GPL, the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL)) or (ii) any Software that requires as a condition of use, modification or distribution that other Software distributed with such Software (A) be disclosed, licensed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

“Organizational Documents” means the certificate of incorporation (including any certificate of amendment or designation filed in accordance therewith) and bylaws or equivalent formation and organizational documents of an entity.

“Permits” means any permits approvals, authorizations, consents, licenses, accreditations, filings, franchises, notices or certificates of or with a Governmental Authority.

“Permitted Encumbrances” means (i) statutory Encumbrances for current Taxes not yet due and payable or not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, in each instance, so long as adequate reserves with respect thereto are reflected on the financial statements of the Company in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Encumbrances imposed by Applicable Law and (A) arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, and (B) excluding any such Encumbrances that secure or relate to amounts currently claimed to be due and payable by the Company or any of its Subsidiaries for work or materials performed or provided more than sixty (60) days (or such longer period to the extent that the applicable underlying agreement for services and/or materials allows a payment period in excess of sixty (60) days) prior to the date hereof, (iii) zoning, entitlement, conservation restriction and other land use and environmental Encumbrances imposed by Governmental Authorities which do not materially interfere with the present use of the assets or properties of the Company or any of its Subsidiaries, and (iv) all other immaterial Encumbrances that individually or in the aggregate with all other Permitted Encumbrances, do not and will not materially interfere with the use or value of the assets or properties of the Company or any of its Subsidiaries as currently used.

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“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchase Price” means Forty Five Million Dollars ($45,000,000.00).

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Regulatory Authority” includes, but is not limited to, the U.S. Department of Health and Human Services (HHS), the FDA, the DEA, the Centers for Medicare and Medicaid Services (CMS), and any other federal, state, local or foreign Governmental Authority that regulates the Company’s research, development, testing, manufacture, handling, packaging, labeling, storage, promotion, marketing, sales, distribution, import, export, or any other use of drugs, drug products, and active pharmaceutical ingredients (API) applicable to any Company product(s) including, but not limited to, the research, development, testing, packaging, labeling, storage, import, export, promotion, marketing, sale, use, handling and control, purity, quality, safety, efficacy, distribution or manufacturing of such Company product.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substance).

“Required Closing Payments” means payments of all (i) Transaction Expenses (other than any Transaction Expenses otherwise included in the calculation of the Closing Working Capital Adjustment) , and (ii) unless otherwise paid by the Company or its Subsidiaries at or prior to the Effective Time, all amounts necessary to fully discharge all outstanding Indebtedness of the Company and its Subsidiaries in accordance with Section 2.11(e)(i).

“SEC Documents” means (i) the Company’s annual report filed on Form 10-K on March 31, 2015, and (ii) all other filings on Form 10-Q or 8-K filed or furnished since March 31, 2015, and made publicly available prior to the date of this Agreement (but excluding statements in any “Risk Factors” section contained therein or any statement constituting a “forward-looking statement,” in each case, to the extent that such statements are cautionary, predictive or speculative in nature).

“Series A Conversion Share Number” means the aggregate number of shares of Common Stock into which the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time are then convertible, in accordance with the terms of the Company’s Organizational Documents.

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“Series A Per Share Merger Consideration” means (i) the Series A Proceeds Amount divided by (ii) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time; it being acknowledged, for the avoidance of doubt, that, with respect to each share of Series A Preferred Stock, such amount is greater than the sum of $32.50 and all accrued and unpaid dividends on such share (whether or not declared) up to and including the Closing Date.

“Series A Proceeds Amount” means (i) the Series A Pro Forma Percentage multiplied by (ii) (A) the Aggregate Closing Payment Amount minus (B) the Series B Proceeds Amount, the Series C Proceeds Amount and the Series D Proceeds Amount.

“Series A Pro Forma Percentage” means (i) the Series A Conversion Share Number divided by (ii) the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including the Appraisal Shares), (B) the aggregate number of shares of Common Stock issuable upon the exercise of any Exercisable In-The-Money Options, calculated as if such Exercisable In-The-Money Options were exercised on a cashless basis, and (C) the Series A Conversion Share Number.

“Series B Conversion Share Number” means the aggregate number of shares of Common Stock into which the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time are then convertible, in accordance with the terms of the Company’s Organizational Documents.

“Series B Per Share Merger Consideration” means (i) the Series B Proceeds Amount divided by (ii) the number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series B Proceeds Amount” means (i) the Series B Pro Forma Percentage multiplied by (ii) (A) the Aggregate Closing Payment Amount minus (B) the Series C Proceeds Amount and the Series D Proceeds Amount.

“Series B Pro Forma Percentage” means (i) the Series B Conversion Share Number divided by (ii) the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including the Appraisal Shares), (B) the aggregate number of shares of Common Stock issuable upon the exercise of any Exercisable In-The-Money Options, calculated as if such Exercisable In-The-Money Options were exercised on a cashless basis, (C) the Series A Conversion Share Number and (D) the Series B Conversion Share Number.

“Series C Per Share Merger Consideration” means (i) the Series C Proceeds Amount divided by (ii) the number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time; it being acknowledged, for the avoidance of doubt, that there is no Excess Liquidation Value (as such term is defined in the amended and restated certificate of designations of the Series C Preferred Stock) on account of the Series C Preferred Stock, as the Base Value (as such term is defined in the amended and restated certificate of designations of the Series C Preferred Stock) per share of Series C Preferred Stock is less than 150% of the $2,000.

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“Series C Proceeds Amount” means Three Million Dollars ($3,000,000).

“Series D Conversion Share Number” means the aggregate number of shares of Common Stock into which the total number of shares of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time are then convertible, in accordance with the terms of the Company’s Organizational Documents.

“Series D Per Share Merger Consideration” means (i) the Series D Proceeds Amount divided by (ii) the number of shares of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series D Proceeds Amount” means (i) the Series D Pro Forma Percentage multiplied by (ii) (A) the Aggregate Closing Payment Amount minus (B) the Series C Proceeds Amount.

“Series D Pro Forma Percentage” means (i) the Series D Conversion Share Number divided by (ii) the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including the Appraisal Shares), (B) the aggregate number of shares of Common Stock issuable upon the exercise of any Exercisable In-The-Money Options, calculated as if such Exercisable In-The-Money Options were exercised on a cashless basis, (C) the Series A Conversion Share Number, (D) the Series B Conversion Share Number and (E) the Series D Conversion Share Number.

“Software” means all software, object code, source code, html code, executable code, binary code, other programming code, objects, software development tools, methods and protocols, computer programs, instructions and routines, comments, screens, user interfaces, report formats, templates, databases, support logs, scripts, design notes, supporting technical and user documentation and media for all applications of any kind and all obsolete and unsupported versions as well as all currently-supported versions of the foregoing, together with all customizations, enhancements, modifications, updates, upgrades, patches and works-in-progress, and all intellectual property rights therein.

“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

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“Superior Proposal” means a bona fide written Takeover Proposal that the Company’s board of directors determines in good faith (after consultation with outside legal counsel), if consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the financial implications thereof on the Company’s stockholders (including any breakup fee and expense reimbursement provisions contained herein), and (e) any revisions to the terms of this Agreement and the Merger proposed by Merger Sub during the Notice Period set forth in Section 6.07(d); provided that, for purposes of this definition of “Superior Proposal” only, references to five percent (5%) in the definition of Takeover Proposal shall be deemed to be references to seventy-five percent (75%).

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

“Takeover Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (other than Merger Sub or any of its Affiliates) relating to, in a single transaction or a series of related transactions, any (a) direct or indirect sale, lease, exchange, transfer, license, disposition or acquisition of assets of the Company or its Subsidiaries (including any equity interests of any of the Company’s Subsidiaries) equal to five percent (5%) or more of the fair market value of the Company’s consolidated assets or to which five (5%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of five percent (5%) or more (or, in the case of any person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (for purposes of Section 13(d) of the Exchange Act) five percent (5%) or more of the outstanding shares) of Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity interests of the Company or any of its Subsidiaries, (c) tender offer or exchange offer that if consummated would result in any Person (including any group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) (5%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) five percent (5%) or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, on the one hand, and any third-party other than a Subsidiary, on the other hand, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization, declaration or payment of an extraordinary dividend (whether in cash or other property) or other significant corporate reorganization of the Company or any of its Subsidiaries, or (f) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Common Stock involved is five percent (5%) or more; in each case, other than the transactions contemplated hereunder.

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“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; (b) any liability for the payment of any amounts of any of the foregoing types as a result of the Company or any Subsidiary being a member of an affiliated, consolidated, combined, fiscal unity or similar Tax group; (c) any liability of the Company or any Subsidiary for the payment of any amounts as a result of being a party to any Tax sharing or allocation agreements or arrangements; and (d) any liability of a the Company or any Subsidiary for the payment of any of the foregoing types as a successor or transferee.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

“Transaction Agreements” means this Agreement and the schedules and exhibits hereto, the Limited Guaranty, the Equity Commitment Letter and each other agreement, certificate, notice, waiver or other document contemplated under this Agreement.

“Transaction Expenses” means the aggregate of all fees, costs and expenses payable or incurred by the Company or any of its Subsidiaries, in connection with the consummation of the transactions contemplated hereby or in connection with investigating, pursuing or completing the transactions contemplated hereby including (i) any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, tax advisors, environmental consultants, brokers, finders, or consultants, (ii) any and all payments, bonuses or severance which become due or are otherwise required to be made by the Company or any of its Subsidiaries as a result of or in connection with the Closing or as a result of any change of control or other similar provision, and which are not paid by the Company or any of its Subsidiaries prior to the Closing, (iii) any and all payment obligations of the Company or any of its Subsidiaries under severance plans, bonus plans, employee change of control, retention or other similar arrangements, in each case payable solely as a result of the consummation of the transactions contemplated hereunder, and solely with respect to severance or other amounts which may be payable upon any voluntary separation by the employee on or within one year following the Closing Date (i.e., other than for good reason), whether or not such amounts are actually paid, (iv) any and all payroll, employment or other Taxes, if any, required to be paid by Merger Sub or any of its Affiliates (on behalf of the Company or any of its Subsidiaries) or the Company or any of its Subsidiaries with respect to the amounts payable pursuant to this Agreement, (v) any and all amounts related to the forgiveness of any loans or other obligations owed to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, in all cases, arising on or prior to the Closing Date, (vi) any payments related to retirement policies or retirement plans or any bonuses or other similar payment obligations, in each instance, of the Company’s French Subsidiary, and in each case, earned, owed or accrued but unpaid as of the Effective Time, (vii) any under-accrual or payment of any Taxes as a result of amortization of finance costs, and including any reversal for amortization for financing costs related to Indebtedness and Preferred Stock, and (viii) any Taxes or other similar payment obligations of the Company or any of its Subsidiaries, in each case, earned, owed or accrued but unpaid as of the Effective Time; provided, however, that Transaction Expenses shall not include any amounts otherwise included in the calculation of the Closing Working Capital Adjustment.

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“Upper Target” means $11,650,000.

“U.S. Government” includes any agency, department, division, subdivision or office of the United States Government, including the officials, employees and agents thereof.

SECTION 1.02.  Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Appraisal Shares”	2.14(a)
“Appraisal Statute”	2.14(a)
“Bank Account”	3.23
“Base Amount”	6.08(c)
“Certificate”	2.08(d)
“Certificate of Merger”	2.03
“Closing”	2.02
“Closing Date”	2.02
“Closing Working Capital Adjustment”	2.15(b)
“Common Stock”	3.03(a)
“Company”	Preamble
“Company Acquisition Agreement”	6.07(a)
“Company Adverse Recommendation “Change”	6.07(a)
“Company Balance Sheet”	3.07
“Company Board Recommendation”	3.02
“Company Employees”	6.09
“Company Information Statement”	3.25
“Company Requisite Vote”	3.26
“Company Share Statement”	6.12
“Confidentiality Agreement”	6.03(a)
“DGCL”	2.03
“Disclosure Schedules”	Article III
“Environmental Permit”	3.11
“ERISA”	3.17(a)

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Definition	Location

“Exchange Act”	3.05
“Exchange Fund”	2.11(a)
“Exercisable In-The-Money Options”	2.09(a)
“Former Holder”	2.11(a)
“Former Real Property”	3.11
“Indemnified Party”	6.08(b)
“Letter of Transmittal”	2.11(b)
“Material Contracts”	3.12(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“Notice Period”	6.07(d)
“Option Consideration”	2.09(a)
“Parent”	Preamble
“Paying Agent”	2.11(a)
“Plans”	3.17(a)
“Preferred Stock”	3.03(a)
“Representatives”	6.07(a)
“SEC”	3.06(a)
“SEC Documents”	3.06(a)
“Securities Act”	3.05
“Series A Preferred Stock”	3.03(a)
“Series B Preferred Stock”	3.03(a)
“Series C Preferred Stock”	3.03(a)
“Series D Preferred Stock”	3.03(a)
“Stock Purchase Rights”	3.03(c)
“Stockholder Litigation”	6.10
“Surviving Corporation”	2.01
“Termination Date”	8.01(b)
“Written Consent”	6.04(a)

SECTION 1.03.  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

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(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)               all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)               any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)               references to a Person are also to its successors and permitted assigns;

(i)                when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(j)                any reference in this Agreement to $ shall mean U.S. dollars; and

(k)               all exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Article II

THE MERGER

SECTION 2.01.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the laws of the State of Delaware, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.02.  Closing. The closing of the Merger (the “Closing”) shall be held at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020, at 10:00 a.m. Eastern Time on the date as soon as practicable, and in any event not later than two (2) Business Days, following satisfaction or (to the extent permitted by Applicable Law and this Agreement) waiver of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article VII, or on such other date, and at such other time or place, as Parent and the Company may mutually agree in writing (the date of such Closing, the “Closing Date”).

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SECTION 2.03.  Actions at the Closing. At the Closing, the Parties shall (i) cause the certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (“DGCL”) and other documents to required be filed with the Secretary of State of the State of Delaware in order to effectuate the Merger, and (ii) make all other filings or recordings required under the DGCL to give effect to the Merger and the other transactions contemplated hereby.

SECTION 2.04.  Effective Time. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as may be specified in the Certificate of Merger in accordance with the DGCL.

SECTION 2.05.  Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (a) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; and (b) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.06.  Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time in form and substance acceptable to Parent, and such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until amended. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended.

SECTION 2.07.  Directors and Officers of Surviving Corporation. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 2.08.  Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of Merger Sub common stock, the following shall occur:

(a)               Merger Sub Common Stock. Each issued and outstanding share of Merger Sub common stock shall be converted into and shall become one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b)               Cancellation of Treasury Stock and Company-Owned Stock. Each share of capital stock of the Company that is held by the Company as treasury stock or owned by the Company or any of its Subsidiaries at the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

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(c)               Conversion of Capital Stock. Each share of Common Stock and Preferred Stock that is issued and outstanding at the Effective Time, other than the Appraisal Shares and shares to be canceled and retired in accordance with Section 2.08(b), shall be converted into the right to receive, without interest and subject to any withholding of Taxes required by Applicable Law, (i) in the case of the Series D Preferred Stock, the Series D Per Share Merger Consideration, (ii) in the case of the Series C Preferred Stock, the Series C Per Share Merger Consideration, (iii) in the case of the Series B Preferred Stock, the Series B Per Share Merger Consideration, (iv) in the case of the Series A Preferred Stock, the Series A Per Share Merger Consideration and (v) in the case of the Common Stock, the Common Per Share Merger Consideration, in each instance, payable in accordance with Sections 2.11 and 2.13.

(d)               Effect on Capital Stock. At the Effective Time, all shares of Common Stock and Preferred Stock, other than Appraisal Shares, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable to such shares in consideration therefor upon the surrender of such Certificate or Book-Entry Share, as applicable, in accordance with Section 2.11.

(e)               Unissued Shares. At the Effective Time, each authorized but unissued share of Common Stock or Preferred Stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

SECTION 2.09.  Stock Options and Warrants.

(a)               At the Effective Time, each then-outstanding and unexercised option or warrant to purchase Common Stock immediately prior to the Effective Time with an exercise price per share that is less than the Common Per Share Merger Consideration (collectively, “Exercisable In-The-Money Options”) shall be terminated in exchange for the right to receive, without interest and subject to any withholding of Taxes required by Applicable Law, a cash amount equal to the product of (i) the number of shares of Common Stock issuable upon exercise of such Exercisable In-The-Money Options multiplied by (ii) the amount by which the Common Per Share Merger Consideration exceeds the per share exercise price of such Exercisable In-The-Money Option (the “Option Consideration”), payable in accordance with Sections 2.11 and 2.13. For the avoidance of doubt, at the Effective Time, each then-outstanding and unexercised option or warrant to purchase Common Stock immediately prior to the Effective Time with an exercise price per share that is equal to or greater than the Common Per Share Merger Consideration will be cancelled, shall cease to represent the right to purchase shares of Common Stock, and no consideration shall be delivered in exchange therefor.

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(b)               The Company agrees to take such actions as may be required to effect the transactions described in this Section 2.09 as of the Effective Time. The Company shall terminate all Company Stock Plans immediately prior to the Effective Time.

SECTION 2.10.  Certain Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of capital stock of the Company shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.11.  Exchange and Payment Procedures.

(a)               Immediately following acceptance of the Certificate of Merger by the Secretary of State for the State of Delaware, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as paying agent hereunder and shall be reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the shares of Common Stock and Preferred Stock converted in accordance with Section 2.08 (which, for the avoidance of doubt, shall exclude Appraisal Shares) (each, a “Former Holder”), consideration sufficient to pay the Aggregate Closing Payment Amount (after taking into account any Adjustments to be made in accordance with this Agreement, and excluding, for the avoidance of doubt, any Option Consideration otherwise payable in accordance with this Section 2.11) which is payable in respect of shares of Common Stock and Preferred Stock so converted pursuant to Section 2.08 (such consideration being hereinafter referred to as the “Exchange Fund”). Immediately prior to the Closing, the Company shall provide, or cause the Company’s transfer agent to provide (as the case may be), the Paying Agent with the stock ledgers of the Company showing, among other things, the holders of record of all outstanding shares of Common Stock and Preferred Stock as of the Effective Time.

(b)               Promptly after the Closing (but no later than the second (2nd) Business Day thereafter), the Paying Agent shall provide to each holder of record as of immediately prior to the Effective Time of a Certificate or Book-Entry Share (i) a letter of transmittal in customary form reasonably satisfactory to the Company, Parent and Paying Agent (a “Letter of Transmittal”) and (ii) instructions for effecting the surrender of such Certificate or Book-Entry Share, as applicable, in exchange for the Merger Consideration with respect to each of the shares of Common Stock or Preferred Stock of the Company represented thereby. Following surrender of a Certificate or Book-Entry Share to Paying Agent, together with such Letter of Transmittal duly and validly executed and completed in accordance with the instructions thereto, a properly executed substitute Form W-9 or Form W-8, if applicable, from such holder in form and substance acceptable to Paying Agent and Parent, and such other documents as may reasonably be required by Paying Agent, Paying Agent shall cause to be paid (by check or by wire transfer) to the holder of such Certificate or Book-Entry Share, as applicable, an amount equal to the applicable Merger Consideration (rounded up to the nearest $0.01) into which the shares of Common Stock or Preferred Stock represented by such Certificate or Book-Entry Share, as applicable, were converted pursuant to Section 2.08, without any interest thereon and subject to any withholding Taxes required by Applicable Law, and each Certificate or Book-Entry Share, as applicable, so surrendered shall forthwith be canceled. Until so surrendered, such Certificates or Book-Entry Share, as applicable, shall upon and following the Effective Time represent solely the right to receive the Merger Consideration with respect to the shares of Common Stock or Preferred Stock represented thereby, without interest and subject to any withholding Taxes required by Applicable Law. Notwithstanding the foregoing, in the case of any holder of Preferred Stock who has delivered, at least two (2) Business Days prior to the Closing Date, a letter of transmittal, Certificate(s) representing such holder’s shares of Preferred Stock, and any other documents that Paying Agent may reasonably require in order to effect the payment of the applicable Merger Consideration to such holder in accordance with the provisions hereof, then Parent shall use its reasonable efforts to cause Paying Agent to deliver the applicable Merger Consideration payable to such holder of Preferred Stock as promptly as practicable after the Closing, by check or by wire transfer.

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(c)               If any Certificate shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, the Paying Agent shall, subject to Section 2.11(b), pay in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate the Merger Consideration with respect to the shares of Common Stock or Preferred Stock represented thereby pursuant to Section 2.08; provided, however, that the Paying Agent may, in its reasonable discretion or at the request of Parent and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, mutilated, defaced or destroyed Certificate to deliver a bond in such sum as either Paying Agent or Parent, as applicable, may reasonably require as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen, mutilated, defaced or destroyed.

(d)               Immediately following acceptance of the Certificate of Merger by the Secretary of State for the State of Delaware, Parent shall deliver or cause to be delivered to the Company all funds necessary for the Surviving Corporation to make payment of the Option Consideration payable with respect to Exercisable In-The-Money Options cancelled pursuant to Section 2.09.

(e)               Concurrently with the Closing, unless otherwise paid by the Company or its Subsidiaries at or prior to the Effective Time, Parent shall or shall cause to be delivered, all amounts necessary to fully discharge all (i) outstanding Indebtedness of the Company and its Subsidiaries, which sums are necessary to obtain title to the property and assets of the Company and its Subsidiaries free and clear of all Encumbrances, and (ii) Transaction Expenses. Any amounts required to be paid in accordance with Section 2.11(e)(i) shall be paid by wire transfer of immediately available funds by Parent, on behalf of the Company and its Subsidiaries, to such lenders and other creditors in accordance with the payoff letters provided by such lenders and creditors in accordance with Section 5.01(b). Any amounts required to be paid in accordance with Section 2.11(e)(ii) shall be paid by wire transfer of immediately available funds by Parent, on behalf of the Company and its Subsidiaries, to the Persons designated in writing in accordance with Section 5.01(h); provided, however, that any Transaction Expenses of the type specified in clauses (vi), (vii) or (viii) of the definition of Transaction Expenses will not be discharged at Closing but rather will remain obligations of the Company and its Subsidiaries from and after Closing until due and payable by the Company or its Subsidiaries, as applicable, from and after Closing; and, provided, further that, with respect to all such amounts specified in clauses (vi), (vii) or (viii) of the definition of Transaction Expenses, (A) Parent shall set aside the full amount otherwise required to fully discharge such Transaction Expenses at Closing, and (B) such amounts shall be considered a Required Closing Payment, and a negative Adjustment to Purchase Price.

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SECTION 2.12.  Close of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock or Preferred Stock on the records of the Company. From and after the Effective Time, no shares of Common Stock or Preferred Stock shall be deemed to be outstanding, and the holders of shares of Common Stock and Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by Applicable Law. All consideration paid upon the surrender of a Certificate or Book-Entry Share, as applicable, in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of either shares of Common Stock or Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock or Preferred Stock, as applicable, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law

SECTION 2.13.  Exchange Fund.

(a)               Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Former Holders for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any Former Holders who have not executed and delivered the documentation required pursuant to Section 2.11 shall thereafter look only to the Surviving Corporation (and only as a general creditor thereof with respect to the payment of any Merger Consideration) for payment of their portion of the Merger Consideration pursuant to Section 2.08, without any interest thereon and subject to any withholding Taxes required by Applicable Law, upon due surrender of their Certificate or Book-Entry Shares, as applicable, representing shares of Common Stock and/or Preferred Stock.

(b)               No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by Former Holders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(c)               Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.13(a).

(d)               Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Paying Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, and shall be paid, by the Surviving Corporation, Parent or Paying Agent, as applicable, to the appropriate Governmental Authority.

SECTION 2.14.  Appraisal. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock issued and outstanding immediately prior to the Effective Time that is held by any holder who has not voted in favor of the Merger, consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by Applicable Law and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Statute”) shall not be converted into the right to receive the applicable Merger Consideration as provided in Section 2.08, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Appraisal Statute. Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to in this Agreement as the “Appraisal Shares.” At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto (except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Statute) including the right to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distribution on his, her or its shares. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statute, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Statute shall cease in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.11, without interest and subject to any withholding of Taxes required by Applicable Law, in accordance with this Agreement, the Common Per Share Merger Consideration. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of the Company’s Common Stock, withdrawals of such demands and any other related instruments received by, or occurrences known to, the Company. Prior to the Effective Time, the Company shall direct all negotiations and proceedings with respect to such demands but shall not settle any such demands without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). After the Effective Time, the Surviving Corporation shall direct all negotiations and proceedings with respect to such demands.

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SECTION 2.15.  Working Capital Adjustment.

(a)               Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement, certified by the Company’s Chief Financial Officer as the Company’s best good faith estimate, which shall be reasonably satisfactory to Parent, setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, of the Closing Working Capital. In determining Closing Working Capital, the Company will consider in good faith any objections or disputes that Parent may have with the proposed calculation delivered in accordance with the preceding sentence. The Company and Parent will work in good faith to resolve any disputed items in connection with the proposed calculation of Closing Working Capital. The calculation of Closing Working Capital will not be deemed final, conclusive and binding on the parties hereto, no Closing Working Capital Adjustment shall be made, and the Closing shall not occur, until such time as the Company and Parent agree in good faith on the calculation of Closing Working Capital.

(b)               At the Closing, the Purchase Price shall be adjusted as follows: (i) the Purchase Price shall be increased by the amount, if any, by which the Closing Working Capital exceeds the Upper Target, or (ii) the Purchase Price shall be decreased by the amount, if any, by which the Lower Target exceeds the Closing Working Capital. For the avoidance of doubt, if the Closing Working Capital is above the Lower Target and below the Upper Target, no adjustment shall be made in respect of this Section 2.15(b). Any adjustment to Purchase Price made in accordance with this Section 2.15(b) shall be referred to as the “Closing Working Capital Adjustment”.

SECTION 2.16.  Consideration Limitation. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the aggregate amount paid by Parent hereunder exceed $45,000,000, plus the amount of any positive Closing Working Capital Adjustment and any amounts received as contemplated by clause (ii) of the definition of “Adjustments,” and subject to appropriate adjustments for any Appraisal Shares.

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Article III

REPRESENTATIONS OF THE
COMPANY

Except as disclosed in the SEC Documents, or as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with and immediately prior to the execution and delivery of this Agreement (the “Disclosure Schedules”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where the relevance of such disclosure as an exception to such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing as follows:

SECTION 3.01.  Organization, Authority and Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary.

SECTION 3.02.  Execution and Delivery; Valid and Binding Agreement. The Company has all requisite corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and the other applicable Transaction Agreements; and the execution, delivery and performance by the Company of this Agreement and the other applicable Transaction Agreements have been duly authorized by all necessary action on the part of the Company and its board of directors. The board of directors of the Company has (a) duly approved this Agreement and the transactions contemplated hereby, (b) determined that the terms of the Merger are advisable and in the best interests of the stockholders of the Company and (c) recommended the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Company (collectively, the “Company Board Recommendation”). The only votes or consents required to approve this Agreement, the Merger and the other transactions contemplated hereunder under the DGCL, the Company’s Organizational Documents or under any other Applicable Law are set forth in Schedule 3.02 of the Disclosure Schedules (the “Company Requisite Vote”). This Agreement and the other applicable Transaction Agreements constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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SECTION 3.03.  Capitalization.

(a)               The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock, having a par value of $0.001 per share (the “Common Stock”), of which 22,347,549 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, having a par value of $0.001 per share (the “Preferred Stock”), of which (A) 300,000 have been designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which as of the date of this Agreement are convertible into 44,359,841 shares of Common Stock, (B) 1,000 have been designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) which as of the date of this Agreement are convertible into 35,713,147 shares of Common Stock, (C) 2,000 have been designated as Series C Preferred Stock (the “Series C Preferred Stock”), which are not convertible into Common Stock and (D) ten have been designated as Series D Preferred Stock (the “Series D Preferred Stock”), which as of the date of this Agreement are convertible into 7,528,078 shares of Common Stock. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive right.

(b)               The Company has reserved: 17,639,991 shares of Common Stock for issuance under the Company Stock Plans, of which (i) no shares have been issued pursuant to the exercise of stock options, (ii) 11,140,573 shares have been reserved for issuance pursuant to the exercise of outstanding stock options, and (iii) 6,499,418 shares remain available for future issuances of equity grants, in each case to directors, officers, employees and consultants of the Company. Except for outstanding shares of Common Stock and Preferred Stock, or shares reserved in accordance with this Section 3.03(b) or to allow for conversion of the shares of Preferred Stock, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of the Subsidiaries of the Company, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of the Subsidiaries of the Company, and no Contract, obligation, agreement or commitment of the Company or any of the Subsidiaries of the Company to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company, and there are not any outstanding Contracts relating to or obligations of the Company or any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any Contracts or agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of the Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries has any outstanding, and has never issued any, “restricted stock” or any “phantom stock” or stock appreciation rights.

(c)               Schedule 3.03(c) of the Disclosure Schedule accurately sets forth, with respect to each warrant or option to purchase Common Stock that is outstanding: (i) the name of the holder of such warrant or option; (ii) the total number of shares of Common Stock that are subject to such warrant or option and the number of shares of Common Stock with respect to which such warrant or option is currently exercisable; (iii) the date on which such warrant or option was granted or issued and the term of such warrant or option; (iv) the vesting schedule for such warrant or option; (v) the exercise price per share of Common Stock purchasable under such warrant or option; and (vi) whether such option has been designated as an “incentive stock option” as defined in Section 422 of the Code. There are no outstanding warrants or options to purchase shares of Preferred Stock. Except as set forth above in Section 3.03(b), or in Schedule 3.03(c) of the Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the Common Stock or Preferred Stock or other securities of the Company or any of its Subsidiaries; (B) outstanding security, restricted stock unit, instrument or obligation that is or may become convertible into or exercisable or exchangeable for any shares of the Common Stock or Preferred Stock or other securities of the Company or any of its Subsidiaries; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its Common Stock or Preferred Stock or any other securities of the Company or any of its Subsidiaries; or (D) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Common Stock or Preferred Stock or other securities of the Company or any of its Subsidiaries (collectively, clauses (A) through (D) inclusive, “Stock Purchase Rights”).

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(d)               None of the provisions of Section 3.03(c) violate the terms of the Company Stock Plans or any agreement pursuant to which stock options have been issued under the Company Stock Plans.  Except as set forth on Schedule 3.03(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock of the Company or other securities of the Company or any of its Subsidiaries having the right to vote) on any matters on which stockholders of the Company may vote.

(e)               All outstanding shares of Common Stock and Preferred Stock and all outstanding options to purchase Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in applicable Material Contracts. Schedule 3.03(e) of the Disclosure Schedule accurately identifies each Material Contract relating to any securities of any of the Company or any of its Subsidiaries that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(f)                Except as set forth on Schedule 3.03(f) of the Disclosure Schedules, all dividends or other distributions on the shares of Common Stock and Preferred Stock and any dividends or other distributions on any securities of any of the Company’s Subsidiary which have been authorized and declared prior to the date hereof have been paid in full.

(g)               The Company does not have a “poison pill” or other similar stockholder rights plan.

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SECTION 3.04.  Subsidiaries and Joint Ventures.

(a)               Except as set forth in Schedule 3.04, the Company (i) does not have any Subsidiaries, (ii) does not directly or indirectly control or have any direct or indirect equity participation in any other business entity including the participation in any joint venture, and (iii) does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

(b)               With respect to each Subsidiary of the Company, Schedule 3.04 sets forth the jurisdiction of incorporation or organization of such Subsidiary and the owner of all of the issued and outstanding equity interests. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of the Organizational Documents of each Subsidiary of the Company as in effect on the date of this Agreement, and none of the Subsidiaries of the Company is in violation of any of the provisions of any their respective Organizational Documents.

(c)               Except as set forth on Schedule 3.04, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Encumbrance (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of the Subsidiaries of the Company, or other Contracts, obligations of the Company or any of the Subsidiaries of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of preemptive rights and are fully paid and non-assessable.

SECTION 3.05.  Non-Contravention; Consents. Except as set forth in Schedule 3.05 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

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(a)               contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Organizational Documents, or (ii) any resolution adopted by the Company’s board of directors or any committee of the Company’s board of directors or by the Company’s stockholders;

(b)               contravene, conflict with or result in a violation of (i) any of the provisions of any of the Company’s Subsidiaries’ Organizational Documents, or (ii) any resolution adopted by the Company’s Subsidiaries’ boards of directors or any committees of such boards of directors;

(c)               conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, any of its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(d)               contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries or that otherwise relates to the Company’s or its Subsidiaries’ business or to any of the properties or assets owned or used by the Company or its Subsidiaries;

(e)               contravene, conflict with or result in a violation or breach of, or result in a default under, an acceleration of any obligation or the loss of any benefit under any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

(f)                result in the imposition or creation of any Encumbrance upon or with respect to any properties asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances).

Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the Securities Act of 1933, as amended (the “Securities Act”), the transactions contemplated by this Agreement do not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Schedule 3.05 of the Disclosure Schedules.

SECTION 3.06.  SEC Filings; Financial Information; Books and Records; Internal Controls.

(a)               The Company has timely filed with or furnished to, as applicable, the United States Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Reporting Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Reporting Documents complied as to form in all respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Reporting Documents. None of the Reporting Documents, including any statement or disclosure, financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)               The consolidated financial statements (including all related notes and schedules) of the Company included in the Reporting Documents fairly present in all respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c)               The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d)               Since December 31, 2016, (i) the Company, on a consolidated basis, has maintained all cash and cash equivalents at levels consistent with the Company’s past practices and there have been no changes in cash management practices, policies or procedures, (ii) neither the Company nor any of its Subsidiaries has modified the timing of customer invoicing or cash collection, and such practices have been conducted consistent with past practices, (iii) the Company and its Subsidiaries have purchased inventory as necessary in the normal course of Business, and inventory purchasing patterns have been consistent with its past practices, (iv) the Company and its Subsidiaries has made all vendor, supplier, payroll and other similar payments consistent with the Company’s past practices and no such balances are greater than sixty (60) days old as of the date hereof nor will they be as of the Closing Date, (v) neither the Company nor any of its Subsidiaries has (A) been delinquent on any payment of Indebtedness, or (B) voluntarily prepaid any Indebtedness, (vi) neither the Company nor any of its Subsidiaries has paid any expenses related to the transaction contemplated hereby for or on behalf of any other Person.

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SECTION 3.07.  Absence of Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of March 31, 2017 contained in the SEC Documents filed on May 18, 2017 is hereinafter referred to as the “Company Balance Sheet”. Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

SECTION 3.08.  Conduct in the Ordinary Course. Except as set forth in Schedule 3.08, since the date of the Company Balance Sheet, the Business has been conducted in the ordinary course and neither the Company nor any of its Subsidiaries have taken any action which, if taken after the date of this Agreement, would require Parent’s consent in accordance with Section 6.01 (other than any action permitted pursuant to subsection (a), (b), (d) or (l) of Section 6.01).

SECTION 3.09.  Litigation. Except as set forth on Schedule 3.09, there are no Actions by or against the Company or any of its Subsidiaries or affecting any of the Company’s properties or assets or the Business, in any instance, pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority). Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is subject to any Governmental Order (nor, to the Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

SECTION 3.10.  Compliance with Laws.

(a)               Except with respect to (i) compliance with Laws concerning employee benefits (as to which representations are set forth in Section 3.17), and (ii) compliance with Laws concerning Taxes (as to which certain representations are set forth in Section 3.21), the Company and its Subsidiaries has at all times conducted and continues to conduct the Business in accordance with, all Laws and Governmental Orders applicable to the Business, the Company and its Subsidiaries and each of their respective properties and assets, and neither the Company nor any of its Subsidiaries has received any notice of a violation of any such Law or Governmental Order.

(b)               The Company and its Subsidiaries has had at all times and currently have all Permits which are required for the operation of the Business as presently conducted. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which the Company or any of its Subsidiaries is a party. No event has occurred that would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Permit.

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SECTION 3.11.  Environmental Matters. Except as set forth in Schedule 3.11 of the Disclosure Schedules:

(a)               the Company is and in the last five (5) years has been in compliance in all respects with all applicable Environmental Laws;

(b)               the Company holds and maintains in full force and effect all Permits required pursuant to Environmental Law for the ownership and operation of the Business or the occupation of the Owned Real Property or Leased Real Property (collectively referred to as “Environmental Permits”), and is and has been in compliance with the terms and conditions thereof. A list of the Environmental Permits is set forth in Section 3.11 of the Disclosure Schedules, including the entity holding such Environmental Permit, the location covered by the Environmental Permit, and the date of expiration;

(c)               the Company has not received written notice of any Environmental Claim which has not been fully resolved or is the source of ongoing obligations or requirements, and no Environmental Claim is pending or threatened, against the Company;

(d)               There has been no Release or threatened Release of a Hazardous Substance on, at, in or from any of the Owned Real Property, Leased Real Property or any properties formerly owned, leased, operated, or used by the Company (“Former Real Property”) in violation of Environmental Law during the time of such ownership, lease, or occupation, and there has been no other Release of any Hazardous Substances on, at, in, or from any of the Owned, Real Property, Leased Real Property or Former Real Property. The Company has not generated, used, transported, treated, stored, Released, disposed of, or arranged for the treatment, storage, or disposal of any Hazardous Substance except in compliance with applicable Environmental Laws;

(e)               The Company has not received and none of the Owned Real Property or Leased Real Property is the subject of, any notice, citation, complaint, summons, settlement agreement, consent decree, directive, claim, information request, or other communication from any Governmental Authority or other Person alleging that the Company is not in compliance with or has potential liability under any Environmental Law which has not been fully resolved to the extent required by Environmental Laws;

(f)                The Company has not arranged for the treatment, storage, or disposal of any Hazardous Substance at any location that is listed or proposed for listing on the National Priorities List promulgated under CERCLA or on any state or local list of known or potentially contaminated properties;

(g)               None of the Owned Real Property, nor Leased Real Property or Former Property is listed on the National Priorities List under CERCLA; and

(h)               The Company has not assumed by contract or operation of Laws, or agreed to undertake or indemnify, the liability or obligations of any Person under Environmental Law; and

(i)                the Company has made available to Buyer copies of all material (A) environmental reports, studies, analyses, audits, site assessments and risk assessments, tests or monitoring relating to the environmental condition of the Owned Real Property, Leased Real Property and any Former Real Property and compliance of the Company with Environmental Laws, including Environmental Permits, in each case to the extent in the possession of or reasonably available to the Seller or the Company.

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SECTION 3.12.  Material Contracts.

(a)               Schedule 3.12(a) of the Disclosure Schedules lists each of the following Contracts of the Company and its Subsidiaries existing as of the date of this Agreement (collectively, the “Material Contracts”):

(i)              each Contract for the purchase or sale of personal property, with any customer of the Company or any of its Subsidiaries or any supplier or provider of services to the Company or any of its Subsidiaries or the manufacture of products or the supply of services by the Company or any of its Subsidiaries under the terms of which the Company or its Subsidiaries: (A) involves consideration of more than $250,000 in the aggregate during the twelve month period immediately preceding the date hereof, or (B) involving consideration of more than $1,000,000 in the aggregate over the remaining term of such contract;

(ii)             all management Contracts and Contracts: (A) for employment that are not terminable “at will” or that provide aggregate annual compensation in excess of $300,000, or (B) with employees, directors, advisors, with independent contractors or consultants (or similar arrangements) to which the Company or its Subsidiaries is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(iii)            all Contracts and agreements relating to Indebtedness of the Company or its Subsidiaries involving more than $250,000 individually or $1,000,000 in the aggregate (including, but not limited to, any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement);

(iv)            all Contracts and agreements that limit the ability of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)             all Contracts and agreements between or among the Company or its Subsidiaries, on one hand, and the Company, its Subsidiaries or any Affiliate of Company or its Subsidiaries, on the other hand;

(vi)            all Contracts and agreements providing for benefits under any Plans;

(vii)          any joint venture, partnership, manufacturer, development or supply agreement or other Contract which involves a sharing of material revenue, profits, losses, costs or Liabilities by the Company or any of its Subsidiaries with any other Person;

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(viii)          any material royalty, dividend or similar arrangement to be paid, or received, by the Company or any of its Subsidiaries that is based on the revenue or profits of the Company or any of its Subsidiaries or any Contract or agreement involving fixed price or fixed volume arrangements;

(ix)            any Contract relating to any acquisition of securities or assets of another Person or another business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment or guarantee obligations in excess of $100,000;

(x)             any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock or other ownership interests or assets of the Company or any of its Subsidiaries, or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(xi)            any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xii)           any mortgage, security agreement, capital lease or other agreement that effectively creates an Encumbrance on any real estate or other material assets of the Company or any of its Subsidiaries;

(xiii)          any Contract with any Governmental Authority;

(xiv)          any Contract that would prohibit or materially delay the consummation of the Merger or the other transactions contemplated hereunder or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xv)           any agreement pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any other Person (other than the Company or a Subsidiary of the Company) for any Taxes; and

(xvi)          any Contract that is material within the meaning set forth in Item 601(b)(10) or Regulation S-K of the Securities Act.

(b)               Except as set forth in Schedule 3.12(b) of the Disclosure Schedules, each Material Contract is valid and binding on the parties thereto and is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally) except for such failures to be valid, binding and in full force and effect, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries are in material breach of, or in default under, any Material Contract.

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(c)               Except as set forth in Schedule 3.12(c) of the Disclosure Schedules, no other party to any Material Contract is in breach thereof or in default thereunder and neither the Company nor its Subsidiaries has received any notice of termination, cancellation, breach or default under any Material Contract.

(d)               The Company and its Subsidiaries have provided or made available to Parent true and complete copies of all Material Contracts.

SECTION 3.13.  Governmental Authorizations. Schedule 3.13 of the Disclosure Schedules identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified or required to be identified in Schedule 3.13 of the Disclosure Schedules. The Governmental Authorizations identified in Schedule 3.13 of the Disclosure Schedules are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their businesses in the manner in which its business is currently being conducted. The Company is, and at all times since January 1, 2014 has been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Schedule 3.13 of the Disclosure Schedules. Since January 1, 2014, the Company has not received any notice from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

SECTION 3.14.  Intellectual Property.

(a)               Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property and (ii) all Company IP Agreements, other than commercially available, off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses.

(b)               The Company is the exclusive owner of the entire right, title and interest in and to all Company Intellectual Property owned or purported to be owned by the Company, and has a valid license to use the Licensed Intellectual Property in connection with the Business. The Company is, and immediately following the Closing Date will be, entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Company IP Agreements disclosed in Schedule 3.14(a). The Company Intellectual Property and the Licensed Intellectual Property exclusively licensed to the Company are subsisting, valid and enforceable, and there are no facts or circumstances that would form the grounds or basis of any challenge to the validity or enforceability of any Company Intellectual Property and the Licensed Intellectual Property. The Company Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in, material to or otherwise necessary for the Business as it is currently conducted and currently proposed to be conducted by the Company.

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(c)               Except as set forth in Schedule 3.14(c): (i) the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, (ii) no Action alleging any of the foregoing are pending, and (iii) no Claim has been threatened or asserted against the Company alleging any of the foregoing. No Person is engaging in any activity that infringes the Company Intellectual Property.

(d)               No Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e)               The Company has taken reasonable precautions (i) to protect its rights in the Company Intellectual Property and (ii) to maintain the confidentiality of their trade secrets, know-how and other confidential Intellectual Property that they intend to maintain as confidential, and there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, stockholders and employees of the Company the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of any Company Intellectual Property.

(f)                The Company has secured from each employee, contractor or other Person who is or was involved in the creation or development of any Company Intellectual Property owned or purported to be owned by the Company a written agreement containing: (A) an assignment of all Intellectual Property developed by such employee, contractor or other Person for or on behalf of the Company and a waiver of all moral rights therein, including all such Intellectual Property; and (B) confidentiality provisions protecting the confidential portions of such Intellectual Property. No employee, contractor or other Person has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property.

(g)               Except as set forth in Schedule 3.14(g): (i) no funding, facilities or personnel of any governmental authority or any university, college, research institute or other educational institution (other than refundable tax credits) have been or are being used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property; and (ii) to the Knowledge of the Company, no employee, contractor or other Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property performed services for any governmental authority, university, college, research institute or other educational institution during a period of time during which such employee, contractor or other Person was also performing services for the Company.

(h)               Except as set forth in Schedule 3.14(h), none of the Software owned, developed or currently being developed, used, marketed, distributed, licensed or sold by the Company other than non-customized third-party software licensed to such Company solely for internal use on a non-exclusive basis (collectively, “Company Software”) contains, is distributed with or uses Open-Source Software in a way that (x) contains restrictions or constraints that conflict with the current or intended use of such Open-Source Software, (y) inhibits the ability to preserve the proprietary nature, whether in whole or in part, of any Company Software or (z) requires disclosure of the source code of any Company Software that is owned by the Company or any of its Subsidiaries.

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(i)                Except as expressly set forth on Schedule 3.14(i), none of the Company Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that adversely affects the use, functionality or performance of such Company Software and there have been no written claims against the Company (x) alleging any defects in its services or products or (y) alleging any failure of the products or services of the Company to meet applicable specifications, end user documentation, warranties or contractual commitments (collectively, “Defects”). The Company Software is free from any uncured Defect that causes the Company Software to fail to perform its essential functions.

SECTION 3.15.  Real Property.

(a)               Schedule 3.15(a) of the Disclosure Schedules lists the street address of each parcel of real property owned (the “Owned Real Property”) by the Company or its Subsidiaries.

(b)               Schedule 3.15(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as described in Schedule 3.15(a) and (b) of the Disclosure Schedules, (a) Parent has been provided copies of the leases in effect at the date hereof relating to the Leased Real Property and (b) there has not been any sublease or assignment entered into by the Company in respect of the leases relating to the Leased Real Property.

(c)               Company or its Subsidiaries own fee simple title to the Owned Real Property listed as owned by Company or such subsidiary on Schedule 3.15(a), free and clear of all Encumbrances (other than Permitted Encumbrances).  There are no leases or other rights to use or occupy any Owned Real Property or any portion thereof.

(d)               The Leased Real Property described on Schedule 3.15(b) constitute all of the leasehold estates under which the Company or its Subsidiaries is a lessee (or sublessee) of any real property.  All rental and other payments currently due and payable by the Company or its Subsidiaries for each of the Leased Real Property have been paid in full.  Neither Company nor any of its Subsidiaries has assigned all or any part of any Leased Real Property nor sublet, licensed or allowed any other Person to possess any portion of the Leased Real Property, except as may otherwise be disclosed on Schedule 3.15(b).

(e)               There are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or liens (other than Permitted Encumbrances) which encumber any of the Owned Real Property or any property or improvements relating thereto.  The Company’s use of the Owned Real Property and Leased Real Property does not violate any recorded or unrecorded prohibited or exclusive use rights or privileges in favor of any Person.  There are no brokerage commissions or finder's fees due from Company or its subsidiaries and unpaid with regard to any of the Owned Real Property or Leased Real Property, or which will become due from Company or its subsidiaries at any time in the future with regard to any Owned Real Property or Leased Real Property.

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(f)                As of the date hereof, none of the Company nor any of its Subsidiaries has received any notice (written or otherwise) that any of the structures or buildings located on any Owned Real Property or Leased Real Property is in violation of any building, zoning, anti-pollution, health, disability access, occupational safety or other Law, and none of these properties, structures or buildings encroaches on any other property, except as may otherwise be disclosed on Schedule 3.15(f).  Each Owned Real Property and Leased Real Property has permanent open and public access and rights of ingress and egress to and from  a public street or other right-of-way.  No utility easement or right of way which services any portion of the Owned Real Property or Leased Real Property may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.  Each Owned Real Property and Leased Real Property is serviced by all necessary utilities and/or municipal services required for the ownership and operation of the Owned Real Property or Leased Real Property subject to payment of normal and customary user fees and assessments in connection therewith and there are no recapture or other agreements providing for the termination of any such utility or municipal services applicable to the Owned Real Property and Leased Real Property.

(g)               No condemnation or taking proceeding is pending or threatened against all or any portion of any Owned Real Property.

(h)               As of the date hereof, none of the Company nor any of its Subsidiaries has received any notice (written or otherwise) (i) to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to the Owned Real Property, (ii) revoking or terminating any operating permit or license with respect to any of the Owned Real Property, (iii) regarding any violation of any utility, access or other easement, right or license with respect to the ownership or operation of any of the Owned Real Property, or (iv) regarding any special assessments or special taxes pending or assessed against any of the Owned Real Property and Leased Real Property relating to anticipated public improvements or public improvements theretofore completed that are not reflected on the bills or invoices for taxes.

SECTION 3.16.  Assets. The Company or its Subsidiaries has good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all the Company’s consolidated properties and assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.16 of the Disclosure Schedules, the material machinery, equipment and other material tangible assets that the Company and its Subsidiaries own are free from defects, have been maintained in accordance with customary industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used (subject to normal wear and tear).

SECTION 3.17.  Employee Benefit Matters.

(a)               Schedule 3.17(a) of the Disclosure Schedules lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “multi-employer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, expense reimbursement, tuition reimbursement, medical, hospital, disability, welfare or fringe benefit, change of control, severance or other benefit plans, programs or arrangements (including payroll practices), and all employment, termination, severance or other contracts or agreements providing for compensation or benefits, whether legally enforceable or not, whether or not reduced to writing, whether funded or unfunded, whether or not tax-qualified, and whether or not subject to ERISA, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director, agent or service provider of the Company (collectively, the “Plans”). The Parent has been provided copies of each Plan and a copy of each document prepared in connection with each such Plan, including, to the extent applicable, a copy of (i) the governing plan document, including all amendments thereto, and all related trust documents or other funding arrangements; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Form 5500 (and all schedules and financial statements attached thereto); (iv) the most recently received IRS determination or opinion or advisory letter with respect to each Plan; and (v) all notices the IRS, Department of Labor, or any other Governmental Authority issued to the Company within the past three years. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company.

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(b)               Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or maintains, sponsors, contributes to or has any obligation to contribute to, or has any Liability with respect to (i) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (ii) any “multiple employer plan” as such term is defined in Section 413(c) of the Code; (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) a single employer pension plan as such term is defined in Section 4001(a)(15) of ERISA; or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(c)               Except as set forth in Schedule 3.17(c) of the Disclosure Schedules, none of the Plans (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Plan, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Plan, (iii) trigger any obligation to fund any Plan; or (iv) provide for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. No Plan or individual agreement with any employee or service provider provides for any actual or potential obligation to reimburse or otherwise “gross up” any Person for the additional tax set forth under Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company, and the Company has no other obligation to provide for post-employment benefits (including, without limitation, medical, disability or life insurance, or other welfare benefits) to any person under any such Plan, other than continuation coverage as may be required under COBRA. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

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(d)               Each Plan has been operated in all respects in accordance with its terms, and conforms to, and its funding and administration is in compliance in all respects with, ERISA, the Code and the requirements of all applicable Laws. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and the Company has no Knowledge of any default or violation by any party to, any Plan. No Action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action. All contributions, expenses and premiums required to have been paid by the Company to or on behalf of any Plan under the terms of any such Plan or its related trust, insurance contract, or other funding arrangement, services agreement with any third-party, or pursuant to any applicable Law have been paid within the time prescribed by any such Plan, arrangement, contract, agreement, or applicable Law, or, to the extent not yet due for any period ending on or before the Closing Date, have been properly accrued.

(e)               Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter, advisory letter or opinion letter from the IRS upon which the Company is entitled to rely under IRS pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code, and the Company has no Knowledge of any facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(f)                The Company has the right to modify, amend, or terminate each Plan, subject only to limitations imposed by the Code or ERISA. There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan or collective bargaining agreement that would increase the annual expense of maintaining such Plan above the level of the expense incurred for the most recently completed fiscal year with respect to any officer, employee, independent contractor or consultant, as applicable (other than in the ordinary course of business due to increases in health and welfare premium rates). The Company has no commitment or obligation or has made any representations to any officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Plan or any collective bargaining agreement.

(g)               There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Company has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; and the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code. The Company has no Liability under Sections 502, 510 or 515 of ERISA. The Company has not incurred any excise tax under Chapter 43 of the Code.

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(h)               The requirements of COBRA have been satisfied with respect to each Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that is subject to COBRA. Each Plan that is a “group health plan” (within the meaning of Code section 5000(b)(1)) is in compliance with the applicable requirements of the Affordable Care Act, and there exists no basis upon which the Company could be subject to any fine or penalty under the Affordable Care Act, or provisions of the Code as added or amended by the Affordable Care Act. The Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. The Company has not incurred any Liability under Sections 4980B, 4980D, and 4980H of the Code.

(i)                 Except as set forth in Schedule 3.17(i) of the Disclosure Schedules, no payment or benefit provided or to be provided under an Plan to or for the benefit of a “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the contemplated transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise.

SECTION 3.18.  Certain Labor and Employment Matters.

(a)               Except as set forth on Schedule 3.18(a): (i) neither the Company nor its Subsidiaries are or has ever been party to or bound by any collective bargaining agreement or other contract with a union, works council or trade or labor organization applicable to persons employed by the Company or its Subsidiaries, nor is any such Contract presently being negotiated; (ii) there are no employees of the Company or its subsidiaries represented by a union, works council or trade or labor organization, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or its Subsidiaries; (iii) there is no duty on the part of the Company or its Subsidiaries to bargain with any union, works council, trade or labor organization or employee association in respect of the employees of the Company or its Subsidiaries; (iv) there are no unfair labor practice complaints pending, threatened or reasonably anticipated to be brought or filed against the Company or its Subsidiaries before the National Labor Relations Board or any other Governmental Authority; and (v) there has not been any, and there is no currently pending or threatened, labor strike, labor dispute, walkout, work stoppage, slow down or lockout, and no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any labor strike, labor dispute, walkout, work stoppage, slow down or lockout.

(b)               The Company and its Subsidiaries are and have complied in all respects with all Applicable Laws and any Governmental Order of any Governmental Authority relating to the employment of labor, including those related to wages, hours, overtime exemption classification, independent contractor classification, collective bargaining, the payment and withholding of Taxes and other sums, equal employment opportunities, affirmative action plans, discrimination, harassment, retaliation, reasonable accommodation, immigration, privacy, health and safety, plant closures and mass layoffs, workers’ compensation, leaves of absence, unemployment insurance, wrongful discharge or other violation of the rights of employees, former employees or employment candidates.

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(c)               There is no Action with respect to payment of wages, salary or overtime pay that is pending, has been asserted or, to the Knowledge of the Company, is threatened, with respect to any Persons currently or formerly employed by the Company or its Subsidiaries, and the Company and its Subsidiaries have no liability for any arrears of wages or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company and its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)               There are: (i) no Actions with respect to a violation of any occupational safety or health standard that is pending, has been asserted or, to the Knowledge of the Company, is threatened with respect to the Company or its Subsidiaries; (ii) no outstanding inspection orders or any pending or, to the Knowledge of the Company, threatened assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to the Occupational Safety and Health Act of 1970 or any other occupational health and safety Law (“OSHA”) or any workers’ compensation Law, and neither the Company nor its Subsidiaries has been reassessed in any respect under such Laws during the past three (3) years; and (iii) no claims or potential claims which may adversely affect the accident cost experience in respect of the business of the Company or its subsidiaries, and there have been no fatal or OSHA reportable accidents that could lead to charges under any OSHA Law.

(e)               Except as set forth on Schedule 3.18(e), there are no Actions pending, asserted or, to the Knowledge of the Company, threatened, by or on behalf of any current or former employee, consultant or independent contractor, including (without limitation) any charge of discrimination in employment or employment practices for any reason, before the United States Equal Employment Opportunity Commission or any other Governmental Authority, and neither the Company nor any of its subsidiaries are bound by any Governmental Order relating to any current or former employee, consultant or independent contractor or any employment practices.

(f)                There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign Laws (“WARN”) related to the Company or any of its subsidiaries at any time. Except as set forth on Schedule 3.18(f), no employees have suffered an “employment loss” (as defined in WARN) more recently than six (6) months prior to the date hereof.

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(g)               All employees of the Company or its Subsidiaries are legally authorized to work in the jurisdiction in which they provide services. The Company and its Subsidiaries have properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of its employees, including the Form I-9 for employees in the United States. The Company and its Subsidiaries have retained for each current employee who performs services in the United States the Form I-9 throughout such employee’s period of employment with the Company or its Subsidiary and have retained a Form I-9 for each former employee who performed services in the United States for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. No audit by a Governmental Authority is being conducted, or is pending, in respect of any employees of the Company or its subsidiaries and no charge or complaint is pending, or threatened, pertaining to immigration control or that any current or former employee is or was not legally authorized to be employed in the jurisdiction in which they provide services.

(h)               The Company and its Subsidiaries have properly developed and maintain affirmative action plans or otherwise have complied in all respects with affirmative action requirements applicable to government contractors and, within the past five (5) years, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to the Knowledge of the Company, is threatened with the United States Office of Federal Contract Compliance Programs or any other federal, state, local or foreign Governmental Authority, and there are no desk audits or on-site reviews pending or scheduled.

SECTION 3.19.  Employees and Contractors.

(a)               Schedule 3.19(a) hereto sets forth a complete and accurate list of all employees of the Company and its Subsidiaries as of the date hereof, showing for each as of that date the employee’s (i) name, (ii) job title or description (including whether full time, part time or temporary) and work location, (iii) hire date, (iv) current annual salary or hourly wage, including any bonus, commission, deferred compensation or other remuneration arrangements (paid or accrued), (v) wage and hour classification (exempt or non-exempt) if United States law applies, (vi) accrued but unused vacation time and/or paid time off as of July 31, 2017; and (vii) whether such employee is on a leave of absence and, if so, the anticipated return to work date. Except as set forth on Schedule 3.19(a), no such employee is a party to a written employment Contract with the Company or its subsidiaries and each is employed “at will” and can be terminated at any time for any reason without advance notice and without payment of severance or any other amounts other than regular wages and salary as of the termination date.

(b)               Schedule 3.19(b) contains a list, as of the date hereof, of all individuals who are independent contractors or consultants engaged by the Company or any of its Subsidiaries and describing: (i) the position or nature of services provided (including the name of the Company or subsidiary to whom services are provided), (ii) date of retention and duration of engagement or contract, (iii) rate of remuneration or compensation arrangements, and (iv) most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.19(b), each of such independent contractors or consultants is a party to a written contract with the Company or any of its Subsidiaries. No consultant or independent contractor is eligible to participate in any Company benefit plan. For the purposes of Applicable Law, including the Code, all such independent contractors and consultants who are currently or previously have been engaged by the Company or its subsidiaries are or were properly classified and treated as independent contractors and not employees of the Company or its subsidiaries. As of the date hereof, all payments that are payable to all independent contractors or consultants by the Company or any of its subsidiaries for services performed on or prior to the date hereof have been paid in full (except for consulting fees accrued for the current work period covering the date hereof). Except as noted on Schedule 3.12(a)(ii), each independent contractor or consultant engaged by the Company or its subsidiaries is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company or its Subsidiaries to pay severance or a termination fee.

SECTION 3.20.  Certain Interests.

(a)               Except as set forth on Schedule 3.20(a), no officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i)               has any direct or indirect financial interest in any competitor, supplier or customer of the Company or the Business; provided, however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii)              owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company uses or has used in the conduct of the Business or otherwise; or

(iii)             has outstanding any Indebtedness to the Company.

(b)               The Company has no Liability or other obligation of any nature whatsoever to any officer, director or stockholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

(c)               Except as set forth in the Reporting Documents, no agreements, arrangements or understandings between the Company or any Subsidiary (or binding on any of its or their respective properties or assets), on the one hand, and any Affiliate (including any officer or director or employee of the Company or any Subsidiary of the Company) thereof, on the other hand (other than those exclusively among the Company and the Company’s Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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SECTION 3.21.  Taxes.

Except as set forth on Schedule 3.21:

(a)               All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company and its Subsidiaries have been timely paid; (iii) all such Tax Returns are true, correct and complete in all respects; (iv) no adjustment relating to such Tax Returns has been proposed by any Governmental Authority and no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company or any of its Subsidiaries; (vi) there are no Tax liens (other than for Taxes not yet due and payable) on any assets of the Company or any of its Subsidiaries; (vii)  the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (viii) the Company and its Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under Applicable Law.

(b)               The Company has made sufficient reserves on the Company Balance Sheet to cover all Taxes of the Company and its Subsidiaries that will accrue through the end of the Closing Date.

(c)               Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority, which extension is still in effect.

(d)               Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes).

(e)               Neither the Company nor any of its Subsidiaries nor any predecessors of the Company or its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group, or similar group under U.S. or non-U.S. law (other than a group the common parent of which was the Company or its Subsidiaries).

(f)                No written claim has ever been made by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g)               Neither the Company nor any of its Subsidiaries have disclosed on their Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law. Neither the Company nor any of its Subsidiaries has participated in, and is not currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

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(h)               Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(i)                Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, (vii) ownership of “United States property” (as defined in Section 956(c) of the Code) made prior to the Closing Date by a Subsidiary that is a “controlled foreign corporation (within the meaning of Section 957(a) of the Code), or (viii) Subsidiary that is a “controlled foreign corporation (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) prior to the Closing Date.

(j)                Neither the Company nor any of its Subsidiaries has received any closing agreement, private letter ruling or technical advice memoranda from the IRS (or any comparable Tax agreement or ruling from any other Governmental Authority).

(k)               Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other contract or arrangement that could be treated as a partnership for U.S. federal Income Tax purposes.

(l)                Neither the Company nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)              Except as set forth on Schedule 3.21(m), neither the Company nor any of its Subsidiaries (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

(n)               Schedule 3.21(n) sets forth all available federal, state, local and foreign net operating losses and other Tax losses and Tax credits of the Company and each Subsidiary as of the Closing Date, including the year such losses and credits were generated, the year each shall expire, and the any limitations on use of such Tax assets. Schedule 3.21(n)) sets forth the date of each “ownership change” within the meaning of Section 382(g) of the Code.

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SECTION 3.22.  Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance covering the Company, its properties assets and the Business as set forth on Schedule 3.22 of the Disclosure Schedules. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no unpaid claims pending under any of such insurance policies. All premiums due and payable by the Company or any of its Subsidiaries under each such policy have been paid.

SECTION 3.23.  Bank Accounts. Schedule 3.23 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which the Company has access as to which deposits are made on behalf of the Company, in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

SECTION 3.24.  Brokers. Except as set forth on Schedule 3.24, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.25.  Information Statement. None of the information included or incorporated by reference in the letter to the stockholders or information statement to be filed with the SEC in connection with the Merger on Schedule 14C (collectively, the “Company Information Statement”), will, at the date it is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Information Statement. The Company Information Statement will comply as to form, distribution and mailing in all respects with the requirements of the Exchange Act.

SECTION 3.26.  Required Vote. The Written Consent satisfies the Company Requisite Vote and is the only vote of holders of securities of the Company that is required to approve this Agreement, the Merger and the other transactions contemplated hereby. The action of the board of directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL, to the extent applicable. No Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. The Company shall have no obligation to call or hold a special meeting of the stockholders of the Company to consider the adoption of this Agreement.

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SECTION 3.27.  Opinion of Financial Advisor. The special committee of the board of directors of the Company has received the opinion of Cassel Salpeter & Co., LLC, dated on or prior to the date hereof, to the effect that, as of such date and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Common Per Share Merger Consideration to be received by holders of Common Stock pursuant to this Agreement was fair, from a financial point of view, to such holders.

SECTION 3.28.  Customers and Suppliers.

(a)               Schedule 3.28(a) of the Disclosure Schedules sets forth a list of the top ten (10) customers of the Company and its Subsidiaries in sales volume for the twelve-month period ended December 31, 2016 (“Material Customers”). Except as set forth on Schedule 3.28(a) of the Disclosure Schedules, since January 1, 2017, (i) all Material Customers remain customers of the Business, and no such Material Customer has reduced its purchase of products from the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary has received written or oral notice that any such Material Customer intends to reduce, its purchase of products from the Company or any of its Subsidiaries, (iii) no Material Customer has modified or provided oral or written notice that it intends to modify its relationship with the Company or any of its Subsidiaries in connection with the Company or any of its Subsidiaries in a manner which is less favorable in any respect to the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any Material Customer. No Material Customer has threatened, whether in writing or orally, to take any of the actions described in this Section 3.28(a) as a result of the transactions contemplated by this Agreement.

(b)               Schedule 3.28(b) of the Disclosure Schedules sets forth a list of the top ten (10) suppliers and vendors to the Company and its Subsidiaries by payment during the for the twelve-month period ended December 31, 2016 (“Material Suppliers”). Except as set forth on Schedule 3.28(b) of the Disclosure Schedules, since January 1, 2017, (i) all Material Suppliers remain suppliers of the Business, and no such Material Supplier has reduced its supply of materials to the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received written or oral notice that any such Material Supplier intends to reduce its supply of materials to the Company or any of its Subsidiaries, (iii) no Material Supplier has modified or provided oral or written notice that it intends to modify its relationship with the Company or any of its Subsidiaries in connection with the Company or any of its Subsidiaries in a manner which is less favorable in any respect to the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any Material Supplier. No Material Supplier has threatened, whether in writing or orally, to take any of the actions described in this Section 3.28(b) as a result of the transactions contemplated by this Agreement.

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SECTION 3.29.  Inventory. The Inventory of the Company and its Subsidiaries is of good and merchantable material, of a quality and quantity usable or saleable in the ordinary course of business, is fit for its intended purpose and is not, in any respect, adulterated, misbranded, mispackaged or mislabeled within the meaning of, or in violation of, any applicable Laws, and is carried on the books and records of the Company in accordance with GAAP. The Inventory of the Company and its Subsidiaries consisting of finished goods meets all contractual requirements and all applicable requirements of all Governmental Authorities including but not limited to the Food and Drug Administration. Items of the Inventory of the Company and its Subsidiaries which are not of a quality usable and saleable in the ordinary course of business have been written down to net realizable value. For purposes of this Agreement, “Inventory” means all inventories of the Company and its Subsidiaries, including all raw materials, work in process, parts, supplies and finished goods merchandise.

SECTION 3.30.  Product Warranties; Recalls.

(a)               Except as set forth in Schedule 3.30(a) of the Disclosure Schedule, no claims of a customer, distributor, Governmental Authority or other Person based upon any alleged defects, nonconformance, impurity, contamination, misbranding, adulteration or unsuitability for consumption of any of the Company’s or any of its Subsidiaries’ products are presently pending, threatened or anticipated. Except as set forth in Schedule 3.30(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has given or made any express warranties to third parties with respect to any products or items manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries, except for warranties arising by operation of law. There has not been any product recall (whether voluntary, required by any Governmental Authority or agency or otherwise), voluntary withdrawal, post-sale warning or similar action conducted with respect to any product or item manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.30(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any other party, has made any investigation or consideration of, or decision made by, any the Company or any of its Subsidiaries concerning whether or not to undertake any of the foregoing nor is there a basis for any such recall.

(b)               Except as set forth on Schedule 3.30(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Contract or understanding with any customer of the Company or any of its Subsidiaries that involves any “guaranteed sales” (or other similar program) of products of the Company or any of its Subsidiaries by that customer to third parties that could result in uncontested returns of such products from such customer or otherwise obligate the Company or any of its Subsidiaries to accept returned products of the Company or any of its Subsidiaries.

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(c)               Schedule 3.30(c) of the Disclosure Schedule sets forth a complete and accurate summary of the Company’s and of its Subsidiaries’ customers’ product return activity relating to guaranteed returns, and the dollar value thereof, in each case, which has been asserted to the Company or any of its Subsidiaries by such customers during the past two (2) years with respect to any product or item manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.31.  Accounts Payable; Accounts Receivable.

(a)               All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions and represent arm’s length sales made in the ordinary course of business to Persons that are not Affiliates of the Company and, to the extent not previously collected, are fully collectible, net of the allowance for doubtful accounts (on an aggregate basis), in the ordinary course of business. None of such accounts receivable is subject to any valid contest, claim, defense, counterclaim or right of setoff other than credits, returns and allowances arising in the ordinary course of business. The reserves, allowances and discounts with respect to such accounts receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of business. No Person has any Encumbrance on any such accounts receivable or any part thereof, and no agreement, for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable.

(b)               Since January 1, 2017, neither the Company nor any of its Subsidiaries has (i) collected its accounts receivable other than in the ordinary course of business; (ii) accelerated or otherwise altered its collection practices; or (iii) written off or written down any of its accounts receivable.

(c)               All of each of the Company’s and its Subsidiaries’ accounts payable and accrued Liabilities, in each case reflected in the financial statements of the Company or incurred since January 1, 2017, have arisen from bona fide transactions in the ordinary course of business and have been reduced by sufficient reserves, in accordance with GAAP, for bad debts, returns, allowances and customer promotional allowances reflected on the financial statements, and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of business.

(d)               Since January 1, 2017, the Company and of its Subsidiaries has paid its accounts payable in the ordinary course of business, has not delayed payments on any such accounts payable and has not altered the payment terms thereunder.

SECTION 3.32.  Trade Programs. Schedule 3.32 of the Disclosure Schedule contains (i) a description of all existing programs, practices or arrangements that relate to trade discounts, trade promotions, allowances, marketing, promotional sales, demo and sampling commitments, slotting arrangements, coupons, reward programs, gift certificates, or gift cards related to the operations of the Business and conducted from the December 31, 2015 through the date of this Agreement, (ii) a description of the aggregate sums expended by the Company and its Subsidiaries with respect to the same, and (iii) any Indebtedness owed to any third party with respect to the same as of one (1) Business Day prior to the Closing.

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SECTION 3.33.  Export Controls and Economic Sanctions.

(a)               The Company and its Subsidiaries and each of their respective suppliers, distributors or other business partners while acting on the Company’s of any of its Subsidiaries’ behalf have at all times been in compliance with all applicable trade Laws, including import and export control Laws, trade embargoes, and anti-boycott Laws, and, except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a Governmental Authority, or except as set forth as an exception on Schedule 3.33 hereto, neither the Company nor any of its Subsidiaries nor any of their respective suppliers, distributors or other business partners while acting on the Company or any of its Subsidiaries’ behalf, has:

(i)              exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.);

(ii)             exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National by OFAC or appearing on OFAC’s List of Specially Designated Nationals and Blocked Persons, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable);

(iii)            exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls;

(iv)            exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Iran, North Korea, Syria, Sudan or the Crimea region during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or Executive Order;

(v)             manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State;

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(vi)            imported any goods except in full compliance with the import and Customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or

(vii)           violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. Part 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999).

(b)               Except as set forth on Schedule 3.33(b), the Company and its Subsidiaries have in place adequate controls with respect to Applicable Laws pertaining to the export and import of goods, services, and technology, including without limitation the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and Customs Laws. Neither the Company nor its predecessors or Subsidiaries has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to export, import, or other trade-related activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company or its respective suppliers, distributors or other business partners while acting on the Company’s or its Subsidiaries’ behalf.

SECTION 3.34.  OFAC Sanctions.

(a)               None of the Company, any of its Subsidiaries or their respective Affiliates or any Company Employee (i) is an OFAC Sanctioned Person (as defined below) or is owned or Controlled by, under common Control with, or acting on behalf or for the benefit of, an OFAC Sanctioned Person, or (ii) is owned or Controlled by, under common Control with, or acting on behalf or for the benefit of any Person that is the target of any OFAC Sanctions (as defined below), such that the entry into any of the Transaction Agreements or the performance of any of the transactions contemplated hereby or thereby would contravene any OFAC Sanctions. None of (x) the execution, delivery and performance of this Agreement and the other Transaction Agreements, or (y) the consummation of the transactions contemplated hereby or thereby will result in a violation by the Company, any of its Subsidiaries or Affiliates or any Company Employee, or to the Knowledge of the Company, any other Person, of any of the OFAC Sanctions or any anti-money laundering Laws or antiterrorist Laws of the United States or any other country. None of the Company, any of its Subsidiaries or their respective Affiliates is a Foreign Shell Bank.

(b)               For purposes of this Agreement, the following terms shall have the respective meanings specified below:

(i)                “OFAC Sanctions” means any Law promulgated, or sanctions program administered, by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC, in each case as amended or supplemented. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(ii)              “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) codified at 31 CFR Ch. V Annex A, as amended from time to time. For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(iii)              “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the Laws of the United States (including foreign branches), or any Person in the United States, and, with respect to the Cuban Assets Control Regulations codified at 31 C.F.R. 515, also includes any corporation or other entity that is owned or Controlled by one of the foregoing, without regard to where it is organized or doing business.

(iv)              “Foreign Shell Bank” means a foreign bank with no physical presence in any country.

SECTION 3.35.  Compliance With Healthcare Laws.

(a)               The Company and its Subsidiaries are and have been in compliance with all applicable Healthcare Laws and as of the date hereof have all approvals, clearances, authorizations, registrations, certifications, licenses, applications, permits, Controlled Substance quota allocations, and Drug Master Files (DMFs) (“Regulatory Authorizations”) required under any applicable Healthcare Law or required by the FDA, the DEA, or any other applicable Regulatory Authority for the lawful operation of the Business as presently conducted, (i) each of the Regulatory Authorizations is valid and in full force and effect, and (ii) there are currently no Actions pending that seek the revocation, cancellation or adverse modification of any Regulatory Authorization.

(b)               Except as set forth on Schedule 3.35, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any unresolved notice, citation, suspension, revocation, warning, administrative proceeding, review or investigation by a Regulatory Authority that alleges or asserts that the Company or any of its Subsidiaries has violated any applicable Healthcare Laws, including an FDA Form 483, FDA warning letter, FDA untitled letter, Notice of FDA action for import detentions or refusals from the FDA alleging or asserting noncompliance with any Healthcare Laws or Regulatory Authorizations, DEA enforcement letter or notice of non-compliance, or any other communication alleging actual or potential violations of any Healthcare Laws or similar notice of non-compliance.

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(c)                Since December 31, 2014, no product has been seized, withdrawn, recalled, corrected in the field, detained or subject to a suspension of manufacturing by any Regulatory Authority, and there are no facts or circumstances reasonably likely to cause (i) such seizure, withdrawal, recall, correction, detention or suspension of manufacturing; (ii) a change in the labeling of any product; or (iii) a termination or suspension of marketing of any product. Neither the Company nor any of its Subsidiaries has (x) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications or corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product that remains open as of the date hereof, or (y) received any unresolved written notice from any Regulatory Authority threatening to initiate or conduct a recall of any Company Product.

(d)               As of the date hereof, all records, reports, documents, claims, permits and notices related to any of the Company’s products required to be filed, maintained or furnished to the FDA, the DEA, or any other Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such records, reports, documents, claims, permits and notices were complete, accurate and in compliance with all applicable Healthcare Laws on the date filed (or have been corrected in or supplemented by a subsequent filing such as to make them complete, accurate and in compliance as of the date hereof).

(e)                The Company has provided all material Regulatory Documentation to Parent. “Regulatory Documentation” means all (a) documentation comprising applications, marketing authorizations, Permits or registrations for the Company’s products, including but not limited to any IND, BLA, DMFs, and all amendments and supplements thereto, (b) correspondence, filings and reports used to, or otherwise describing the ability to, source, manufacture, commercially distribute, sell or market the Company’s product submitted to or received from any Governmental Authority (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents submitted to or received from Governmental Authorities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, adverse event files and complaint files, and (c) data (including clinical and pre-clinical data) contained in any of the foregoing. For the avoidance of doubt, Regulatory Documentation includes, but is not limited to, all documentation necessary for the Company, immediately following the Closing, to continue to act as the owner, sponsor, manufacturer, and/or distributor of Company’s products and the approved license application(s) for the Company’s products to the same extent as the Company has up to the Closing.

(f)                Since December 31, 2014, (i) neither the Company nor any of its Subsidiaries, nor any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a, nor has any such Person been so debarred, and (ii) neither the Company nor any of its Subsidiaries, nor any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under 42 U.S.C. § 1320a-7, nor has any such Person been excluded from participation in such programs.

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(g)               Neither the Company nor any of its Subsidiaries has at any time manufactured, processed, purchased, sold, transferred, or otherwise handled in the course of its business any products, materials, or ingredients which are regulated by the DEA as Schedule I or Schedule II “Controlled Substances.” The only such products, materials, or ingredients handled by the Company and its Subsidiaries as part of their business are (i) Chloral Hydrate, and (ii) dichloralphenazone, which at all relevant times were classified by DEA as Schedule IV controlled substances. The Company is and at all times has been in full compliance with all DEA laws, regulations, and requirements applicable to the company’s products and business operations, including without limitation, DEA requirements regarding registration, recordkeeping, reporting, and product/substance/facility security measures.

SECTION 3.36.  Government Contracts.

(a)               Schedule 3.36(a) lists, for the three (3) year period prior to the date of this Agreement, the Government Contracts held by the Company or any of its Subsidiaries, and any deliverables thereunder identified by (i) number or project title, (ii) award date and actual/anticipated expiration date; (iii) anticipated or actual value, (iv) contract type (e.g., firm fixed price, cost reimbursable, time and material); and (v) the Governmental Authority end-customer, if known. True and complete copies of each such Government Contracts and related documents, including all modifications and amendments thereto, have been made available to Parent.

(b)               The Company and its Subsidiaries, including any contractor team or joint venture where the Company or any of its Subsidiaries is a member, has submitted no bids, quotations, proposals or grant applications which, as of the date of this Agreement, if accepted, would result in a Government Contract.

(c)               The Company is not a party to any Government Contract that restricts the Company’s ability to undertake additional business activities.

(d)               With regard to Government Contracts performed by the Company and its Subsidiaries within the three (3) years prior to the date of this Agreement:

(i)                No such Government Contracts were awarded to the Company or its Subsidiaries on the basis of such Person having preferential status (small business, small disadvantaged business, 8(a), woman owned business, etc.).

(ii)              The Company and its Subsidiaries have complied in all respects with all applicable statutory and regulatory requirements pertaining to such Government Contracts, as well as all terms and conditions of such Government Contracts.

(iii)             All facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company and its Subsidiaries in connection with such Government Contracts (including the related Government Bids) were current, accurate, and complete as of the date of their submission.

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(iv)             No facts exist which could reasonably be expected to give rise to liability to the Company under the False Claims Act.

(v)              The Company and its Subsidiaries have not undergone and is not undergoing any audit (other than routine audits by the Defense Contract Audit Agency or the Defense Contract Management Agency), review, inspection, investigation, survey or examination of records relating to such Government Contracts.

(vi)             Neither the Company nor any of its Subsidiaries have ever conducted any internal investigation or made any voluntary disclosure to a Governmental Authority with respect to any alleged false statements, false claims, or similar misconduct under or relating to such Government Contracts.

(vii)            Neither any Governmental Authority nor any prime contractor or higher-tier subcontractor under such Government Contracts nor any other Person has notified the Company in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision, or specification.

(viii)           There are no outstanding claims or disputes against the Company or any of its Subsidiaries relating to any such Government Contracts nor any facts or allegations that could reasonably be expected to give rise to such a claim or dispute in the future.

(ix)              No such Government Contract was terminated for default or convenience.

(e)               No “Principal” (as defined at FAR 52.203-13) of the Company has knowledge of (i) any credible evidence that the Company, any of its Subsidiaries or any of their respective Principals, employees, agents, or subcontractors may have committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or of the civil False Claims Act (31 U.S.C. §§ 3729 - 3733) in connection with the award, performance or close out of any such Government Contract, or (ii) any credible evidence that the Company or any Subsidiary or any subcontractor, supplier, vendor or firm received significant overpayment(s) on any such Government Contract (other than contract financing payments as defined in FAR § 32.001).

(f)                Neither the Company nor a Principal of the Company has not been and is not now under any administrative, civil, or criminal investigation or indictment involving alleged false statements, false claims or other misconduct relating to any Government Contract or Government Bid. The Company has not been, and is not now, a party to any administrative or civil litigation involving alleged false statements, false claims, or other misconduct relating to any Government Contract or Government Bid, and there is no basis for any such proceeding.

(g)               Neither the Company nor any director, officer, executive employee, or any consultant or Affiliate thereof has been or is now suspended, debarred, or to the Knowledge of the Company proposed for suspension or debarment from Government Contracts, and no facts exist which would reasonably be expected to give rise to such suspension or debarment, or proposed suspension or debarment.

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(h)               Neither the Company nor any of its Subsidiaries has made any assignment of any Government Contracts or of any interest in any Government Contracts to any Person. Neither the Company nor any of its Subsidiaries has entered into any financing arrangements with respect to the performance of any such Government Contracts.

(i)                The Company and its employees hold such security clearances as are necessary to conduct the Company’s Business, and all such clearances are in full force and effect. The Company has provided to Parent a list setting forth the name of each of its employees who has a security clearance and the level of such security clearance. Except to the extent prohibited by Applicable Law, Schedule 3.36(i) sets forth a true, correct and complete list of all facility security clearances held by the Company. The Company holds and at all relevant times held at least a “satisfactory” rating from the Defense Security Service (“DSS”) with respect to the facility clearances. No notice of revocation from DSS or any other Governmental Authority has been issued and remains unresolved with respect to such facility and personnel security clearances. No information, fact, condition, or circumstance currently exists that is reasonably likely to give rise to revocation of any such clearance. The Company is in compliance in all respects with all Applicable Law regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), and any supplements, amendments or revised editions thereof.

(j)                With respect to any “technical data” or “computer software” as it relates to the fulfillment of any Government Contract, all development by the Company has been “exclusively at private expense” and all of the Company’s technical data and computer software is a “commercial item” (including, but not limited to, commercial computer software and commercial computer software documentation), as those terms are defined or used in the FAR, the DFARS. With respect to all of the Company’s technical data and computer software:

(i)               In no case has the Company granted any Governmental Authority or other party any rights in such technical data, computer software documentation or computer software greater than the rights permitted by the Company’s customary commercial computer software license or terms of service, or End User License Agreement, no matter the nomenclature the Company designates the same nor has the Company authorized or consented any other party to grant to any Governmental Authority or other party any rights in such technical data, computer software documentation or computer software greater than the rights permitted by the Company’s customary commercial computer software license.

(ii)             In no case has the Company waived, assigned, or forfeited any of its own rights or title in such technical data or computer software by failing to mark such data or software in accordance with the data regulations requirements for protection of such rights, or by any other acts or omissions constituting a waiver, including failing to furnish the Company’s standard commercial computer software and commercial computer software license to the government customer or acts or omissions constituting assignment such as agreeing to any contractual provisions giving a Governmental Authority or any other party rights different from the Company’s customary commercial computer software license or the right to require assignment of copyright, patent or other rights in the Company’s technical data or computer software, and/or the higher-tier government contractor.

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(iii)            In no case has any Governmental Authority or any other Person asserted a challenge, or expressed an intent to challenge, any of the Company’s rights or assertions in such technical data or computer software.

(iv)             In no case has the Company developed or modified any “technical data” or “computer software” (as defined or used in the FAR and the DFARS) under or in the performance of a Government Contract.

SECTION 3.37.  Related Party Transactions. Except as set forth on Schedule 3.37, no Contracts, agreements, arrangements or understandings between the Company or any Subsidiary (or binding on any of its or their respective properties or assets), on the one hand, and any Affiliate thereof (including any officer or director or employee of the Company or any Subsidiary) or any family member of any of the foregoing, on the other hand (other than those exclusively among the Company and the any of its Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.38.  No Other Representation or Warranties. Except for the representations contained in this Article III (as modified by the Disclosure Schedules hereto), the Company (i) makes no other express or implied representation or warranty with respect to the Company, the Business or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its respective Affiliates, and (ii) except in the case of Fraud, disclaims all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by the Company or any of its respective Affiliates or representatives).

Article IV

REPRESENTATIONS OF PARENT AND MERGER SUB

Parent hereby represents to the Company as of the date hereof and as of the Closing as follows:

SECTION 4.01.  Due Organization.

(a)               Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as currently conducted.

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(b)               Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as currently conducted.

(c)               Merger Sub is a wholly owned Subsidiary of Parent, was incorporated and organized on and as of July 31, 2017 for the sole purpose of engaging in the transactions provided for in this Agreement, has engaged in no other business or activity, and has conducted its operations only as contemplated hereby.

SECTION 4.02.  Authority; Binding Nature of Agreement. Assuming the obtaining of all consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by Parent and the Merger Sub of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Parent or the Merger Sub, (b) conflict with or violate any Law or Governmental Order applicable to Parent, Merger Sub or their respective assets, properties or businesses, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Parent or Merger Sub is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Parent or Merger Sub to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03.  Execution and Delivery; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and the other applicable Transaction Agreements to which it is a party; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other applicable Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of Parent or Merger Sub, as applicable, and its board of directors. This Agreement and the other applicable Transaction Agreements constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.04.  Governmental Consents and Approvals. The execution, delivery and performance by Parent and Merger Sub of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 4.05.  Litigation. No Action by or against Parent or Merger Sub is pending or, to the knowledge of Parent, threatened, which could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated hereby or thereby.

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SECTION 4.06.  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.07.  Information Supplied. None of the information provided by Parent for inclusion or incorporation by reference in the Company Information Statement, will, at the time such Company Information Statement is filed with the SEC and when first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 4.08.  Ownership of Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Common Stock or Preferred Stock.

SECTION 4.09.  Limited Guaranty. Concurrently with the execution and delivery of this Agreement, Parent delivered to the Company a copy of the Limited Guaranty. The Limited Guaranty has been duly executed by the Equity Investors, and the Limited Guaranty is in full force and effect and, to the knowledge of Parent, constitutes the valid and binding obligation of the Equity Investors enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.10.  Sufficient Funds and Solvency.

(a)               Assuming (i) that the representations of the Company contained in this Agreement are true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications or any Knowledge qualifications), (ii) the satisfaction of the conditions in Section 7.02 and Section 7.03, and (iii) any estimates, projections, or forecasts prepared by or on behalf of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, to the knowledge of Parent, at and immediately after the Closing Date, and after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries, taken as a whole, (A) will be able to pay their debts and obligations in the ordinary course of business as they become due, and (B) will have adequate capital to carry on their respective businesses.

(b)               As of the date hereof, Parent has received and accepted the fully executed written Equity Commitment Letter, pursuant to which the Equity Investors have agreed, severally and not joint and severally, to provide Parent, subject solely to the terms and conditions set forth in the Equity Commitment Letter, equity financing in the amounts set forth in the Equity Commitment Letter (the “Equity Financing”). A complete executed copy of the Equity Commitment Letter has been provided to the Company. Neither Parent nor its Affiliates have entered into any side letters or other agreements, Contracts or other arrangements (including any such agreements containing conditions precedent or other contingencies) relating to the Equity Financing, in each instance, other than the Equity Commitment Letter. Except for the conditions explicitly set forth in the Equity Commitment Letter, there are no conditions precedent, including any subsequent approval process, to the obligations of the Equity Investors to provide the entire amount of the Equity Financing to Parent, or any other contractual contingencies that would permit the Equity Investors to reduce the total amount of Equity Financing other than as provided for in the Equity Commitment Letter. Assuming that the Equity Financing is funded in accordance with the Equity Commitment Letter and assuming satisfaction of all of Parent’s conditions to Closing, the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be sufficient to enable Parent to timely perform its obligations hereunder to (i) fund all amounts due on the Closing Date under the terms of this Agreement, and (ii) pay in full all other fees, costs and expenses required to be paid by Parent and its Merger Sub on the Closing Date in connection with the consummation of the transactions contemplated hereunder (collectively, the “Closing Date Payments”). As of the date hereof, to the knowledge of Parent, there is no breach on the part of any party to the Equity Commitment Letter that has not been cured or irrevocably waived. As of the date hereof, (A) the Equity Commitment Letter is legal, valid and binding obligations of Parent and, to the knowledge of Parent, the Equity Investors, as applicable, enforceable against each of them in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (B) in full force and effect. As of the date hereof, none of the respective obligations and commitments contained in the Equity Commitment Letter have been withdrawn, terminated or rescinded in any respect. Concurrent with the consummation of the transactions contemplated hereunder, Parent will fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter that are required to be paid in accordance with the terms set forth therein. As of the date hereof, Parent has no reason to believe that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter will not be satisfied or the full amount of the Equity Financing will not be available to Parent on the Closing Date and Parent is not aware of the existence of any fact or event that would be expected to cause such conditions to the Equity Financing not to be satisfied or the full amount of the Equity Financing not to be available at the Closing.

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SECTION 4.11.  Investigation. Parent acknowledges that it has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. Parent is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Parent acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Company nor any other Person has made any representation or warranty about the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

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Article V

CLOSING DELIVERIES

SECTION 5.01.  Company Deliveries. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Merger Sub the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)               the consents, authorizations and approvals from such Persons and Governmental Authorities identified in Schedule 7.02(d) of the Disclosure Schedule, in form and substance reasonably satisfactory to Parent;

(b)               payoff letters, drafts of which shall have been delivered to Parent at least three (3) Business Days prior to the Closing, executed by the lenders or other financing sources of the Company or any of its Subsidiaries (i) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such Indebtedness through the Closing, and (ii) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness of the Company and its Subsidiaries owed to such lender or other financing source will be satisfied and released, and that any and all related Encumbrances will be terminated and released, each in form and substance reasonably satisfactory to Parent;

(c)               a Certificate of the Company’s Secretary in form and substance reasonably acceptable to Parent, attesting to, and attaching thereto: (i) the Company’s Certificate of Incorporation, and for each Subsidiary of the Company, its equivalent Organizational Document, (ii) the Company’s bylaws as in effect at the time of the Closing, and for each Subsidiary of the Company, its equivalent Organizational Document as of such time; (iii) the incumbency of the Company’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger or any other Transaction Agreement, (iv) resolutions of the board of directors and stockholders (via the Written Consent) of the Company authorizing the consummation of the Merger, (v) a good standing certificate with respect to the Company from the Secretary of State of the State of Delaware and from the appropriate Governmental Authority in each other jurisdiction where the Company is or is required to be qualified to do business, dated no more than five (5) days before the Closing, and (vi) for each Subsidiary of the Company, a good standing certificate from the appropriate Governmental Authority in the relevant jurisdiction of incorporation of formation and the appropriate Governmental Authority in each other jurisdiction in which such Subsidiary is or is required to be qualified to do business, in each instance, dated no more than five (5) days before the Closing;

(d)               (A) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, stating that an interest in the Company is not a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (B) the notification to the IRS required under Section 1.897-2(h)(2) of the United States Treasury Regulations for Parent to deliver to the IRS on behalf of the Company following the Effective Time;

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(e)               written resignations of all officers and directors (as designated by Parent) of the Company and each of its Subsidiaries effective as of the Effective Time;

(f)                the Certificate of Merger duly executed by the Company;

(g)               a certificate executed on behalf of the Company as of the Closing Date, that the conditions to closing set forth in Section 7.02(a) have been satisfied

(h)               a written statement setting forth all amounts to be paid in order to satisfy in full all Transaction Expenses and the Persons to whom such amounts are payable;

(i)                 a lease agreement by and among the Company or a Subsidiary and Brook Industrial Park, LLC, a New Jersey limited liability corporation, for a period of two years from and after the Closing, relating to the New Jersey Property, on terms satisfactory to Parent; and

(j)                 such other documents as Merger Sub may reasonably request to carry out the purposes of this Agreement.

SECTION 5.02.  Merger Sub Deliveries. At or prior to the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to the Company the following agreements and documents, each of which shall be in full force and effect as of the Closing:

(a)               Immediately following acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware, evidence of payment of the amounts required to be deposited with the Paying Agent pursuant to Section 2.11(a) and with the Company pursuant to Section 2.11(d);

(b)               a certificate of Parent and Merger Sub’s Secretary in form and substance reasonably acceptable to the Company, attesting to, and attaching thereto: (i) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Sub authorizing the consummation of the Merger and (ii) a good standing certificate with respect to Merger Sub from the Secretary of State of the State of Delaware dated no more than five (5) days before the Closing; and

(c)               a certificate executed on behalf of Parent and Merger Sub as of the Closing Date, that the conditions to closing set forth in Section 7.01(a) have been satisfied.

Article VI

ADDITIONAL COVENANTS OF THE PARTIES

SECTION 6.01.  Conduct of Business Prior to the Closing. The Company covenants and agrees that between the date hereof and the Effective Time, (i) the Company shall, and shall cause each of the Subsidiaries of the Company to, conduct its business in the ordinary course consistent with past practices in all material respects, (ii) the Company shall, and shall cause each of the Subsidiaries of the Company to, use reasonable best efforts to preserve intact in all material respects the Business, (iii) the Company shall, and shall cause its Cyalume Technologies, Inc. Subsidiary to, use reasonable best efforts to obtain a renewal letter from the Directorate of Trade Controls, United States Department of State, renewing the Export Registration under ITAR, Directorate of Trade Controls, United States Department of State, registration code M-9664 for the time period from and after July 31, 2017, and (iv) the Company shall use reasonable best efforts to file or furnish all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act. In addition to and without limiting the generality of the foregoing, the Company covenants and agrees that, between the date hereof and the Effective Time, without the prior written consent of Merger Sub, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any of the Subsidiaries of the Company to, except as otherwise contemplated by this Agreement:

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(a)               (i) issue or authorize the issuance of or sell any Common Stock or Preferred Stock, or any notes, bonds or other securities of the Company or any Subsidiary (including any option, warrant or other right to acquire the same), in any instance, convertible into, exchangeable for or exercisable for shares of capital stock or other ownership interests of the Company or any Subsidiary or split, subdivide, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or amend or modify the conversion rights of any Preferred Stock, (ii) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any shares of Common Stock or Preferred Stock or any other security convertible into, exchangeable for or exercisable for shares of capital stock or other ownership interests of the Company or any Subsidiary, or (iii) declare, set aside, make or pay any dividends or make any other distributions (whether in cash, stock, property or otherwise) with respect to, or enter into any Contract relating to the declaration of any dividend or distribution with respect to, the shares of capital stock of the Company, the shares of capital stock of any Subsidiary;

(b)               incur any Indebtedness for borrowed money (including pursuant to existing credit facilities and other arrangements in existence as of the date hereof), guarantee any Indebtedness of a third party, enter into any Contract having the economic effect of any of the foregoing, in any instance, in excess of $25,000 individually or $50,000 in the aggregate, other than the incurrence of Indebtedness under the Company’s outstanding line of credit for general business purposes (for the avoidance of doubt, any such amounts shall be repaid at Closing or deducted from Purchase Price in accordance with the terms of this Agreement);

(c)               amend or restate the Organizational Documents of the Company or any Subsidiary;

(d)               grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiary to any of the directors, officers, employees, consultants or independent contractors of the Company or any of its Subsidiaries, other than as required by Law;

(e)               (i) change any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP, (ii) made any election relating to Taxes (including the change or revocation of any such election) or (iii) amended any Tax Return;

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(f)                fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(g)               pay, discharge, settle or satisfy any suit, action or Claim, other than (i) settlements of any suit, action or Claim, or threatened suit, action or Claim, that (A) require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed $5,000 individually or $10,000 in the aggregate and (B) do not require any other actions or impose any other material restrictions on the Business, or (ii) settlements, in the ordinary course of business consistent with past practices, of any workers’ compensation claims or employee claims, so long as such settlements do not exceed $25,000 individually or $25,000 in the aggregate;

(h)               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Encumbrances any shares of capital stock or other ownership interests, any other voting securities or any securities convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof;

(i)                 make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or other ownership interest or assets of any other Person;

(j)                 adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(k)               sell, transfer, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its properties or other assets (including the capital stock or other equity interests in any Subsidiary of the Company) or any interests therein (including securitizations), except (i) Encumbrances securing existing Indebtedness, (ii) pursuant to Contracts in force as of the date hereof, (iii) dispositions of obsolete or worthless assets (expressly excluding any real property) that are no longer useful in the conduct of the business of the Company, (iv) transfers among the Company and its Subsidiaries and (v) sales of Inventory in the ordinary course of business;

(l)                amend or modify in any respect or terminate any Material Contract other than in accordance with its terms, or, enter into any Contract that (i) if entered into on or prior to the date hereof would constitute a Material Contract, or (ii) is not terminable upon thirty (30) days’ notice without penalty or premium;

(m)              (i) adopt, enter into, terminate or amend (A) any Plan, except as required by Law, (B) any other agreement, plan or policy involving the Company or any of the Company’s Subsidiaries and one or more of their respective current or former employees or members of the board of directors that is not terminable at will, or (C) any retention or bonus agreement involving the Company or any of the Company’s Subsidiaries and one or more of their respective current or former employees or members of the board of directors, (ii) take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan, or (iii) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses pursuant to the Company credit cards or otherwise in the ordinary course of business consistent with past practice) to any current or former member of the board of directors or officer of the Company or any Subsidiary of the Company;

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(n)               enter into any agreement or, other than pursuant to agreements currently in effect described in the SEC Document, engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (i) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (ii) has a direct or indirect financial interest, or (iii) directly or indirectly controls, is controlled by or is under common control with;

(o)               adopt or implement any stockholder rights plan or similar arrangement;

(p)               elect to be subject to any state Takeover Laws with respect to this Agreement, the Company or the Merger or the other transactions contemplated hereunder;

(q)               (i) settle or compromise any Tax claim, audit or assessment, (ii) make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any tax returns or file claims for tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Company’s Subsidiaries;

(r)                except in connection with actions permitted by Section 6.07, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any Takeover Law that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub or any of their respective Subsidiaries, or the transactions contemplated by this Agreement;

(s)               fail to use reasonable best efforts to maintain current insurance coverages, or fail to enforce the rights of the Company or any Subsidiary of the Company under any such existing coverage

(t)                make any capital expenditure which is in excess of $100,000 individually or $250,000 in the aggregate;

(u)               enter into any collective bargaining agreement or announce, implement or effect any reduction in labor force or lay-off; or

(v)               agree to take any of the actions specified in Sections 6.01(a)-(u).

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SECTION 6.02.  Access to Information.

(a)               From the date hereof until the Effective Time, the Company shall cause its and its Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Parent or Merger Sub reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and its Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business, and (ii) furnish promptly to the officers, employees, agents, accountants, counsel, financing sources and representatives of Parent and Merger Sub (A) a copy of each report, information statement, and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (B) a copy of each material correspondence or written communication with any Governmental Authority, and (C) such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company and the Business (or legible copies thereof) as Parent or Merger Sub may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Parent’s or Merger Sub’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to materially interfere with the normal operations of the Business, provided further, that access to employees of the Company shall be subject to the prior consent of an officer of the Company. Notwithstanding the foregoing, Parent shall not contact any customer of the Company (including, for this purpose, any higher-tier subcontractor, ultimate prime contractor and ultimate Governmental Authority customer) in connection with this Agreement or the transactions contemplated hereby without the prior consent of an officer of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)               No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the Parties hereto contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto. The Parties acknowledge and agree that information shall be deemed made available to Parent and Merger Sub solely to the extent that it has been provided in the electronic data room hosted by the Company prior to the date hereof.

SECTION 6.03.  Confidentiality.

(a)               The terms of the non-disclosure and confidentiality agreement dated as of April 25, 2017 (the “Confidentiality Agreement”) between the Company and Arsenal Capital Management LP (“Arsenal”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Arsenal, Parent and Merger Sub under this Section 6.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)               Nothing provided to Parent or Merger Sub pursuant to Section 6.02 shall in any way amend or diminish Arsenal’s obligations under the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that any information provided to Parent or Merger Sub pursuant to Section 6.02 or otherwise by the Company, or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

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SECTION 6.04.  Stockholders’ Written Consent; Information Statement.

(a)               Subject to the terms set forth in this Agreement, the Company shall use reasonable best efforts to secure the written consent, in form and substance reasonably acceptable to Parent, of holders of capital stock of the Company holding greater than eighty percent (80%) of the outstanding voting shares of such capital stock in favor of the adoption of this Agreement and approval of the Merger (the “Written Consent”) as soon as reasonably practicable, and in any event within eight (8) hours, after the execution of this Agreement.

(b)               As soon as practicable following the date of this Agreement (but in no event later than fifteen (15) calendar days after the date hereof), the Company shall prepare and file the Company Information Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Information Statement. The Company shall not file the Company Information Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Party in resolving, all SEC comments with respect to the Company Information Statement as promptly as practicable after receipt thereof and to cause the Company Information Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Company Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Information Statement and any request by the SEC for any amendment to the Company Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Information Statement. The Company shall use reasonable best efforts to ensure that the Company Information Statement (i) will not on the date it is first mailed to stockholders of the Company and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act.

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SECTION 6.05.  Regulatory and Other Authorizations; Notices and Consents.

(a)               Each Party shall use its reasonable best efforts to obtain authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other Parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)               The Company shall use its reasonable best efforts to obtain such third party consents and estoppel certificates as Parent or Merger Sub may reasonably require in connection with the transactions contemplated by this Agreement. Parent and Merger Sub shall cooperate and use their reasonable best efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates.

SECTION 6.06.  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger and the other transactions contemplated hereunder or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger and the other transactions contemplated hereunder, and (b) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement made by such Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied

SECTION 6.07.  No Solicitation or Negotiation.

(a)               On the date hereof, the Company shall, and shall instruct and cause its Subsidiaries and each of their respective Representatives (as hereinafter defined) to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person that may be ongoing with respect to any Takeover Proposal, and deliver written notice to each such Person to the effect that the Company is immediately terminating all activities, discussions and negotiations with such Person (and its agents or advisors) with respect to any Takeover Proposal. Such notice shall request that such Person promptly return or destroy (and confirm compliance therewith), and the Company shall use its reasonable best efforts to cause any such Person (and its agents or advisors) to promptly return or destroy, all non-public information in respect of the Company or any of its Subsidiaries or the Business that was furnished by or on behalf of the Company and its Subsidiaries. The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors, investment bankers, lawyers or other consultants and advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any action to facilitate or encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal, (ii) enter into or conduct or engage in any discussions or negotiations with, or provide or disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the Business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that the Company or its Subsidiaries or any of their respective Representatives has reason to believe is considering or seeking to make, or has made, or in any way in furtherance of, any Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, (v) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state Takeover Law that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub or any of their respective Subsidiaries, or the transactions contemplated hereby, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action.

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(b)               Notwithstanding Section 6.07(a), prior to the receipt of the Company Requisite Vote, the Company’s board of directors, directly or indirectly through any Representative, may, subject to Section 6.07(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company’s board of directors believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to Parent); provided, that the Company shall promptly provide to Parent and Merger Sub any non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub.

(c)               The Company’s board of directors shall not take any of the actions referred to in Section 6.07(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the Business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current and prompt basis, of the status and material terms of any such Takeover Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company’s board of directors at which the Company’s board of directors is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

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(d)               Except as set forth in this Section 6.07(d), neither the Company’s board of directors nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Takeover Proposal or Superior Proposal, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within ten (10) Business Days after the commencement of such offer, (iii) make any public statement inconsistent with the Company Board Recommendation, (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (v) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, but not after, the Company’s board of directors may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement with respect to a Takeover Proposal only if the board of directors of the Company has determined in in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to cause the Company’s board of directors to be in breach of its fiduciary duties under applicable Law, and (ii) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (1) state expressly that the Company has received a Takeover Proposal that the Company’s board of directors intends to declare a Superior Proposal and that the Company’s board of directors intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), the identity of the third party making such Superior Proposal, and a copy of any financing commitments relating thereto; (B) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Notice Period (as extended pursuant to the preceding clause (B)) the Company’s board of directors determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company has complied with its obligations under this Section 6.07.

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(e)               Nothing contained in this Section 6.07 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 6.07(e) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board Recommendation.

SECTION 6.08.  Indemnification and Insurance.

(a)               For a period of six (6) years following the Effective Time, the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those contained, as the date of this Agreement, in the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar Organizational Documents as in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers copies of which have been provided to Parent prior to the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor, in accordance with their respective terms, each of the covenants contained in this Section 6.08.

(b)               For a period of six (6) years from the Effective Time, the Surviving Corporation shall, in accordance with Section 6.08(a), provide indemnification to each current and former director or officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) in connection with any actual or (to the extent required in accordance with Section 6.08(a)) threatened Action, arising out of, relating to or in connection with any action or omission occurring before the Effective Time, and whether asserted or claimed prior to, at or after the Effective Time. For the avoidance of doubt, nothing contained herein shall require the Surviving Corporation to indemnify any Indemnified Parties to the extent such indemnification would not be permitted to be provided by the Company under the DGCL (including, for the avoidance of doubt, Section 145 of the DGCL). Any Indemnified Party wishing to claim indemnification under this Section 6.08(b) with respect to any Action shall notify the Surviving Corporation of such Action promptly after becoming aware thereof.

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(c)               The Surviving Corporation shall (i) for a period of six (6) years from the Effective Time, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall use reasonable best efforts to purchase comparable insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; or (ii) purchase, to be effective as of the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained as of the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. Notwithstanding anything contained herein, in no event shall the Surviving Corporation be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof (the “Base Amount”) in respect of such “tail” policy or other coverage required to be obtained pursuant to this Section 6.08, and if the cost of such policy or coverage would otherwise exceed the Base Amount, the Surviving Corporation shall purchase as much coverage as reasonably practicable for the Base Amount.

(d)               The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.08 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)               In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation or the continuing or surviving corporation, as the case may be, shall assume the obligations set forth in this Section 6.08.

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SECTION 6.09.  Employee Matters. For a period of one (1) year immediately following the Closing Date, the Company shall provide employees of the Company who continue to be employed (at the sole election of the Parent or Surviving Corporation) by the Surviving Corporation after the Closing Date (the “Company Employees”) with (i) base salaries and commission structures comparable, in the aggregate, as in effect on the Closing Date or as provided by Parent or its Affiliates to their employees who are similarly situated to the Company Employees and (ii) employee benefit plans and programs that are comparable, in the aggregate and in all material respects, with the employee benefit plans and programs provided by the Company to Company Employees prior to the Closing Date or by Parent or its Affiliates to their employees who are similarly situated to Company Employees. The Surviving Corporation shall use reasonable best efforts to recognize the service of Company Employees with the Company prior to the Closing Date as service with the Surviving Corporation and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan and welfare benefit plans and policies (including vacations and leave policies) maintained by the Surviving Corporation which are made available following the Closing Date by the Surviving Corporation to Company Employees for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals). Nothing contained herein shall be construed as requiring Parent or its Affiliates (including the Surviving Corporation from and after the Closing) to continue any specific plans or to continue the employment of any Company Employee.

SECTION 6.10.  Stockholder Litigation. The Company shall (a) promptly advise Parent of any proceedings commenced after the date hereof against the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Stockholder Litigation”), (b) keep Parent reasonably informed regarding any such Stockholder Litigation, (c) give Parent the opportunity to participate in any such Stockholder Litigation and to consult with the Company and its legal counsel regarding the defense or settlement thereof, and (d) not settle any such Stockholder Litigation without Parent’s prior written consent.

SECTION 6.11.  Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 6.12.  Confirmation of Capitalization. On the Business Day immediately prior to the Closing Date, the Company shall deliver to Parent a certificate executed by an executive officer of the Company (the “Company Share Statement”) setting forth, as of the Closing Date, true and accurate calculations of (i) the outstanding shares of Common Stock and Preferred Stock and (ii) the outstanding Company stock options, segregated as to Exercisable In-the-Money Options and out-of-the-money options. Parent and Merger Sub shall be entitled to rely exclusively, without independent verification or investigation, upon the figures set forth in the Company Share Statement and the underlying calculations in connection with the transactions contemplated hereby. For the avoidance of doubt, other than with respect to any issuances made in compliance with Section 6.01, the Company covenants and agrees that the information contained in the Company Share Statement shall match the disclosure made in connection with Section 3.03.

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SECTION 6.13.  Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.07 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 6.14.  Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Common Stock and Preferred Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 6.15.  Equity Financing. Between the date hereof and the Effective Time, Parent will use reasonable best efforts to obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter and consummate the Equity Financing at and as of the Closing Date on the terms and conditions set forth in the Equity Commitment Letter, including using reasonable best efforts to (a) satisfy or obtain a waiver of all conditions applicable to Parent to obtaining the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter that are within Parent’s and Merger Sub’s control, (b) maintain in effect the Equity Commitment Letter, (c) comply with its covenants and other obligations under the Equity Commitment Letter and (d) exercise any and all rights to obtain from the Equity Investors the proceeds of the Equity Financing. Nothing in this Section 6.15 or any other provisions of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) seek the Equity Financing from any source other than the Equity Investors or in any amount in excess of that contemplated by the Equity Commitment Letter, or (ii) pay any fees in excess of those contemplated by the Equity Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

SECTION 6.16.  Further Action. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby.

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Article VII

CONDITIONS TO CLOSING

SECTION 7.01.  Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver of the Company, at or prior to the Closing, of each of the following conditions:

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of Parent contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date except (A) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, and (B) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or limitation) would not have a material adverse effect on Merger Sub’s ability to consummate the transactions contemplated hereby, (ii) the covenants and agreements contained in this Agreement to be complied with by Parent or Merger Sub on or before the Closing shall have been complied with in all material respects, and (iii) the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to such effect; and

(b)               Deliverables. All of the deliverables required pursuant to Section 5.02 of this Agreement shall have been satisfied.

SECTION 7.02.  Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date except (A) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, and (B) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, other than with respect to the representations and warranties contained in Sections 3.03(a), (b), or (c), which shall be true and correct in all respects, (ii) the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects (other than with respect to any covenants and agreements of the Company contained in this Section 7.02, which shall be performed in all respects), and (iii) the Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

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(b)               Deliverables. All of the deliverables required pursuant to Section 5.01 of this Agreement shall have been satisfied;

(c)               Payoff Letters. Parent shall have received payoff letters executed by the lenders and other financing sources set forth on Schedule 7.02(c) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such Indebtedness through the Closing, and (ii) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness owed to such lender or other financing source will be satisfied and released, and that any and all related Encumbrances will be terminated and released, each in form and substance reasonably satisfactory to Parent;

(d)               Consents and Approvals. Parent and the Company shall have received all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth in Schedule 7.02(d);

(e)               No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect; and

(f)                Company Information Statement. The Company shall have filed a “definitive” version of the Company Information Statement with the SEC (and satisfied any comments with respect thereto), and any requisite waiting periods that are required to be satisfied prior to Closing under Applicable Law shall have been satisfied with respect thereto.

(g)               Periodic Reports. Prior to the Effective Time, the Company shall file with or furnish to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act. For the avoidance of doubt, prior to the Effective Time, the Company will (i) have filed the Form 10-Q for the quarter ended June 30, 2017, and (ii) in the event that the Company’s Form 10-Q for the quarter ended September 30, 2017 (the “Third Quarter 10-Q”) shall have become due under the Exchange Act (without giving effect to any extensions permitted thereunder), the Company shall have filed the Third Quarter 10-Q with the SEC.

SECTION 7.03.  Conditions to Each Parties Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               Company Stockholder Approval. This Agreement will have been duly adopted by the Company Requisite Vote;

(b)               Governmental Consents. All consents, approvals and other authorizations of any Governmental Authority set forth in Schedule 3.05 of the Disclosure Schedules, including SEC clearance of the definitive form of the Company Information Statement, and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement;

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(c)               No Injunction or Restraints. No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority having jurisdiction over the Parties hereto (collectively, “Restraints”) shall be in effect, whether temporary, preliminary or permanent, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 7.04.  Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach, including such Party’s failure to use the standard of efforts required from such party to consummate the Merger and the transactions contemplated hereby, as required by and subject to Section 6.15.

Article VIII

TERMINATION

SECTION 8.01.  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the Company if (i) the board of directors of the Company authorizes the Company to enter into, or publicly announced its intention to enter into, a Company Acquisition Agreement in respect of an alternative Takeover Proposal, or (ii) the board of directors of the Company has effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Takeover Proposal, in either instance, (X) in accordance with the provisions of this Agreement, including Section 6.07, and (Y) the Company has paid the Termination Fee;

(b)               by either the Company or Parent if the Closing shall not have occurred by November 8, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose failure to fulfill any covenant or obligation under this Agreement, or whose breach of any representation or warranty, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such Termination Date (for the avoidance of doubt, the Company shall not have the right to terminate this Agreement under this Section 8.01(b) if, as of such time, it has failed to satisfy the conditions set forth in Sections 7.02(f) or (g));

(c)               by either Parent or the Company in the event that any Restraint shall be in effect restraining, enjoining, preventing or otherwise prohibiting the transactions contemplated by this Agreement or making the consummation of the Merger illegal and shall have become final and non-appealable after the Parties have used reasonable best efforts to have such Restraint removed, repealed or overturned;

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(d)               by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03, and (B) is incapable of being cured, or is not cured, by Parent and Merger Sub within 30 calendar days (but in no instance beyond the Termination Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 7.02 not being satisfied;

(e)               by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02 or Section 7.03 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the Termination Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 7.01 not being satisfied;

(f)                by Parent if the board of directors of the Company shall have effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Takeover Proposal;

(g)               by Parent if  (A) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement in respect of an alternative Takeover Proposal; or (B) the Company shall have breached the provisions of Section 6.07, and such violation or breach has resulted in the receipt by the Company of a Takeover Proposal;

(h)               by the Company if (i) all of the conditions set forth in Section 7.02 and Section 7.03 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination), (ii) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 7.01 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 7.01 and (y) it is prepared to consummate the Merger at the Closing, and (iii) Parent and Merger Sub fail to consummate the Merger within two (2) business days following the delivery of such notice; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Sections 7.02 or 7.03 not being satisfied;

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(i)                by the mutual written consent of the Company and Parent; or

(j)                by Parent if the Company shall have failed to deliver the Written Consent to Parent within eight (8) hours after the execution of this Agreement by each Party.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective Representatives, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 8.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.01 for any such termination.

SECTION 8.02.   Termination Fee; Parent Expenses.

(a)               In the event that (i) after the date hereof a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b) or by Parent pursuant to Section 8.01(e), and (iii) within twelve (12) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into a Company Acquisition Agreement with respect to any Takeover Proposal, then the Company shall pay Parent a fee equal to $1,350,000 (the “Termination Fee”) by wire transfer of same-day funds on the second (2nd) Business Day following the consummation of such transaction.

(b)               In the event that this Agreement is terminated by Parent pursuant to Section 8.01(b) and as of such time the condition set forth in Sections 7.02(f) or (g) is unsatisfied (other than as a result of Parent’s or Merger Sub’s failure to use their reasonable best efforts to comply in all material respects with any of their respective obligations under Section 6.04), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second (2nd) Business Day following the consummation of such transaction.

(c)               In the event that this Agreement is terminated by Parent pursuant to Sections 8.01(f) or (g), then the Company shall pay Parent a fee equal to the Termination Fee by wire transfer of same-day funds on the second (2nd) Business Day following such termination.

(d)               In the event that this Agreement is terminated by the Company pursuant to Section 8.01(a) or Section 8.01(j), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds prior to or concurrently with such termination.

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(e)               The Company agrees that if this Agreement shall be terminated by Parent pursuant to Section 8.01(e), then the Company will pay to Parent, or as directed by Parent, an amount equal to the Parent Expenses (as hereinafter defined); provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. In the event that following such payment of the Parent Expenses, Parent is paid a Termination Fee pursuant to Section 8.02(a), the aggregate amount of Parent Expenses shall be netted against the Termination Fee. For purposes of this Agreement, the “Parent Expenses” shall be an amount equal to Parent’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all outside attorneys’, accountants’ and investment bankers’ fees and expenses); provided that in no event shall the Parent Expenses exceed, in the aggregate, $500,000.

(f)                The Parties acknowledge and agree that the provisions for payment of the Termination Fee and Parent Expenses are an integral part of the Transactions and are included herein in order to induce Parent and Merger Sub to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereunder. If the Company fails to pay any amounts due under this Section 8.02 and Parent commences a suit which results in a final, non-appealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay Parent’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Termination Fee is paid by the Company pursuant to this Section 8.02, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy under this Agreement.

(g)               The Parties acknowledge that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion.

SECTION 8.03.  Company Expenses.

(a)               Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.01(d) or Section 8.01(h) then Parent will pay to the Company, or as directed by the Company, an amount equal to the Company Expenses (as hereinafter defined); provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. For purposes of this Agreement, the “Company Expenses” shall be an amount equal to the Company’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses); provided that in no event shall the Parent Expenses exceed, in the aggregate, $300,000. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Expenses are paid by the Company pursuant to this Section 8.03, the Company Expenses shall be the Company’s sole and exclusive remedy under this Agreement.

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(b)              The Parties acknowledge and agree that the provisions for payment of the Company Expenses are an integral part of the Transactions and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereunder. If Parent fails to pay any amounts due under this Section 8.03 and the Company commences a suit which results in a final, non-appealable judgment against Parent, for any such amounts or any portion thereof, then Parent shall pay the Company’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment; provided, however, that in no event shall the such fees and expenses exceed, together with any and all amounts paid in accordance with Section 8.03(a), in the aggregate, $300,000.

SECTION 8.04.  Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors, except (a) as set forth in Article I, Section 6.03, Section 8.02, Section 8.03, this Section 8.08, and Article IX, which shall remain in full force and effect, and (b) other than in the event of Fraud, none of Parent, Merger Sub or the Company shall have any liability for any damages whatsoever (which shall include reimbursement of expenses or out-of-pocket costs) following a valid termination of this Agreement other than as expressly set forth in Sections 8.02 and 8.03.

Article IX

GENERAL PROVISIONS

SECTION 9.01.  No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or valid termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof or any claim for Fraud.

SECTION 9.02.  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

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SECTION 9.03.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

(a)           if to the Company at or prior to the Closing:

910 SE 17th Street, Suite 300

Fort Lauderdale, FL 33316

Facsimile: (954) 315-3778

Telephone: (954) 315-4920

Attention: Zivi Nedivi, Chief Executive Officer

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

401 East Las Olas Boulevard
Suite 2000
Fort Lauderdale, FL 33301

Facsimile: (954) 765-1477

Telephone: (954) 765-0500

Attention: Bruce I. March, Esq.

(b)           if to Parent, Merger Sub or the Company after the Closing:

CPS Performance Materials Corp.

c/o Arsenal Capital Partners

100 Park Avenue, 31st Floor

New York, NY 10017

Facsimile: (212) 771-1718

Telephone: (212) 771-1717

Attention: Roy Seroussi

 Jeffrey Kovach

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas
New York, NY 10020

Facsimile: (212) 884-8475

Telephone: (212) 335-4575

Attention: Daniel J. Eisner

SECTION 9.04.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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SECTION 9.05.  Entire Agreement. This Agreement (including the Disclosure Schedules and exhibits hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 9.06.  Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties; provided, however, that Parent may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Parent without the consent of the other Parties; provided, further, that no such assignment by Parent shall release Parent from any liability or obligation under this Agreement.

SECTION 9.07.  Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

SECTION 9.08.  Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 9.09.  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.10.  Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to conflicts of laws principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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SECTION 9.11.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12.  Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement or any other Transaction Agreement were not performed in accordance with the terms hereof and that, other than as expressly set forth in Section 8.02(f) or Section 8.03(a), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or any other Transaction Agreement or to enforce specifically the performance of the terms and provisions hereof or thereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 9.13.  Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.14.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic communications by portable document format (.pdf)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 9.15.  Disclosure Schedules.(a) The Disclosure Schedules have been arranged for purposes of convenience only, in sections corresponding to the Sections of Article III. Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation or warranty contained in Article III of this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations contained in Article III of the Agreement to which such exception or qualification is reasonably apparent on its face to be applicable, whether or not such exception or qualification is so numbered. To the extent that any representation or warranty contained in Article III of this Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by the Company that such matters are material. In addition, under no circumstances shall the disclosure of any matter in the Disclosure Schedules where a representation or warranty in Article III of this Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given imply that any other undisclosed matter having a greater value or other significance is material.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Merger Agreement to be executed as of the date first written above.

Cyalume Technologies Holdings, Inc.:

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	CEO

CPS Performance Materials Corp.:

By:	/s/ Roy Seroussi
Name:	Roy Seroussi
Title:	Vice President

CPS Performance Materials Merger Sub Corp.:

By:	/s/ Roy Seroussi
Name:	Roy Seroussi
Title:	Vice President